                                                                   Exhibit 10.08

================================================================================

                          DEL-LPL LIMITED PARTNERSHIP
                       AND DEL-LPAML LIMITED PARTNERSHIP,


                      LASALLE PARTNERS LIMITED PARTNERSHIP
             AND LA SALLE PARTNERS MANAGEMENT LIMITED PARTNERSHIP,


                           THE GALBREATH COMPANY AND
                   THE GALBREATH COMPANY OF CALIFORNIA, INC.


                             GALBREATH HOLDING LLC,


                                      and


                   THE STOCKHOLDERS OF THE GALBREATH COMPANY
                   AND GALBREATH COMPANY OF CALIFORNIA, INC.


                    ________________________________________

                      CONTRIBUTION AND EXCHANGE AGREEMENT
                    ________________________________________



                           Dated as of April 22, 1997

                      CONTRIBUTION AND EXCHANGE AGREEMENT

                               Table of Contents
                               -----------------

                                                                           Page
                                                                           ----

1.   DEFINITIONS...........................................................   3

2.   THE TRANSACTION.......................................................   9

     2.1   Contribution and Exchange.......................................   9
     2.2   Closing.........................................................  10
     2.3   Closing Deliveries..............................................  10

3.   REPRESENTATIONS AND WARRANTIES OF THE DEL
     PARTNERSHIPS AND THE LA SALLE PARTNERSHIPS............................  14

     3.1   Organization and Standing.......................................  14
     3.2   Capitalization..................................................  17
     3.3   Financial Statements............................................  18
     3.4   No Undisclosed Liabilities......................................  19
     3.5   Absence of Certain Changes, Events or
           Conditions......................................................  20
     3.6   Litigation, Etc.................................................  20
     3.7   Trademarks, Etc.................................................  21
     3.8   Compliance......................................................  22
     3.9   Labor Matters...................................................  23
     3.10  No Conflict With Other Documents................................  23
     3.11  Authority.......................................................  24
     3.12  Contracts.......................................................  25
     3.13  Clients.........................................................  27
     3.14  Tax Matters.....................................................  28
     3.15  Title to Properties; Absence of Liens and
           Encumbrances, Etc...............................................  30
     3.16  Pension and Employee Benefit Plans..............................  32
     3.17  Insurance.......................................................  38
     3.18  No Pending Transactions.........................................  39
     3.19  Disclosure......................................................  39
     3.20  Transactions with Affiliates....................................  39
     3.21  Environmental Matters...........................................  40
     3.22  Investment Intent...............................................  46

4.   REPRESENTATIONS AND WARRANTIES OF THE GALBREATH
     COMPANIES AND G-LLC...................................................  47

     4.1   Organization and Standing; Subsidiaries.........................  47
     4.2   Capitalization of the Galbreath Companies.......................  49

                                                                            Page
                                                                            ----

     4.3   Financial Statements.............................................  51
     4.4   No Undisclosed Liabilities.......................................  52
     4.5   Absence of Certain Changes, Events or
           Conditions.......................................................  52
     4.6   Fixed Assets; Real Estate........................................  53
     4.7   Litigation, Etc..................................................  53
     4.8   Trademarks, Etc..................................................  54
     4.9   Compliance.......................................................  55
     4.10  Labor Matters....................................................  55
     4.11  No Conflict With Other Documents.................................  56
     4.12  Authority........................................................  57
     4.13  G-LLC Authorization..............................................  57
     4.14  Contracts........................................................  58
     4.15  Clients..........................................................  59
     4.16  Tax Matters......................................................  60
     4.17  Title to Properties; Absence of Liens and
           Encumbrances, Etc................................................  64
     4.18  Pension and Employee Benefit Plans...............................  65
     4.19  Insurance........................................................  73
     4.20  Environmental Matters............................................  74
     4.21  No Pending Transactions..........................................  77
     4.22  Disclosure.......................................................  78
     4.23  Transactions with Affiliates.....................................  78
     4.24  Investment Intent................................................  79
     4.25  Consent to Other Matters.........................................  80

5.   PRECLOSING COVENANTS OF THE DEL PARTNERSHIPS AND
     LA SALLE PARTNERSHIPS..................................................  80

     5.1   Conduct of Business..............................................  80
     5.2   Amendment of La Salle Partnership Agreements.....................  82
     5.3   Information......................................................  82
     5.4   Consents.........................................................  83
     5.5   Employee Matters.................................................  83

6.   PRECLOSING COVENANTS OF THE GALBREATH COMPANIES
     AND THE STOCKHOLDERS...................................................  83

     6.1   Conduct of Business..............................................  84
     6.2   Information......................................................  86
     6.3   Consents.........................................................  87
     6.4   Corporate Transactions...........................................  87
     6.5   Employee Matters.................................................  88
     6.6   Restructuring....................................................  89

                                                                            Page
                                                                            ----

7.   CONDITIONS TO THE LA SALLE PARTNERSHIPS'
     OBLIGATIONS............................................................  93

     7.1   Representations, Warranties and Covenants........................  94
     7.2   Binding Court Order..............................................  94

8.   CONDITIONS TO THE GALBREATH COMPANIES', G-LLC'S
     AND THE STOCKHOLDERS' OBLIGATIONS......................................  95

     8.1   Representations, Warranties and Covenants........................  95
     8.2   No Binding Court Order...........................................  96

9.   POST-CLOSING COVENANTS.................................................  96

     9.1   Tax Matters......................................................  96
     9.2   Interest in Mapley...............................................  98
     9.3   Management Committee; Board of Directors.........................  99

10.  INDEMNIFICATION........................................................ 100

     10.1  Indemnification by the DEL Partnership
           and La Salle Partnerships........................................ 100
     10.2  Indemnification by the Stockholders.............................. 101
     10.3  Limitations on Indemnification................................... 102
     10.4  Notice and Defense............................................... 103
     10.5  Insurance........................................................ 105

11.  PUBLIC ANNOUNCEMENTS................................................... 106

12.  SURVIVAL; NO RIGHT OF CONTRIBUTION POST CLOSING........................ 106

13.  BROKERS AND ADVISORS................................................... 107

14.  EXPENSES; DAMAGES...................................................... 108

15.  NOTICES................................................................ 109

16.  REPRESENTATIVE......................................................... 111

17.  CONSENT TO JURISDICTION AND SERVICE.................................... 113

18.  TERMINATION............................................................ 114

19.  ENTIRE AGREEMENT....................................................... 114

                                                                            Page
                                                                            ----

20.  GENERAL................................................................ 115

                                                                           Page
                                                                           ----
EXHIBITS

Exhibit A -- Exchange of Capital Stock for Units

Exhibit B -- Amendment to Agreement of Limited Partnership of LPML

Exhibit C -- Amendment to Agreement of Limited Partnership of LPL

Exhibit D -- Closing Balance Sheet

Exhibit E -- Liquidity Agreement

Exhibit F -- Galbreath Management and LaSalle Management

Exhibit G -- Stockholders' Holdings of the Galbreath
             Companies' Capital Stock

Exhibit H -- Lizanne Galbreath Employment Agreement

Exhibit I -- Registration Rights Agreement

Exhibit J -- License Agreement

Exhibit K -- Consent of The Galbreath Companies

                      CONTRIBUTION AND EXCHANGE AGREEMENT


     CONTRIBUTION AND EXCHANGE AGREEMENT (this "Agreement") dated as of April 22, 1997, by and among DEL-LPL Limited Partnership, a Delaware limited partnership ("DEL-LPL"), and DEL-LPAML Limited Partnership, a Delaware limited partnership ("DEL-LPAML" and together with DEL-LPL, the "DEL Partnerships"), La Salle Partners Limited Partnership, a Delaware limited partnership ("LPL"), La Salle Partners Management Limited Partnership, a Delaware limited partnership ("LPML" and together with LPL, the "La Salle Partnerships"). The Galbreath Company, an Ohio corporation ("Galbreath Ohio"), and The Galbreath Company of California, Inc., a California corporation ("Galbreath California" and together with Galbreath Ohio, the "Galbreath Companies"), Galbreath Holdings, LLC, a Delaware limited liability company ("G-LLC"), and Lizanne Galbreath ("LG") and the other stockholders of the Galbreath Companies (the "Stockholders").

                                  Introduction

     The Stockholders are contributing to G-LLC all of the outstanding Galbreath Capital Stock (as defined below). At the Closing (as defined below) G-LLC will contribute the Galbreath Capital Stock to LPL and LPML, respectively, in exchange for Units in LPL and LPML in the amounts set forth on Exhibit A (the "Exchange").

     In connection with and as a condition to the contribution and exchange, (a) G-LLC is entering into the LPL and LPML Partnerships by execution of the Fourth Amendments to the Amended and Restated Agreements of Limited Partnerships of each of LPL and LPML in the forms of Exhibits B and C, (b) G-LLC and the DEL Partnerships are entering into a Put Agreement in the form of Exhibit D pursuant to which G-LLC has certain rights to put its Units to the DEL Partnerships, (c) the La Salle Partnerships and LG are entering into an Employment Agreement in the form of Exhibit G, (d) The DEL Partnerships, LP-Inc. (as defined below), the La Salle Partnerships and G-LLC are entering into a Registration Rights Agreement in the form of Exhibit H and (e) G-LLC and the La Salle Partnerships are entering into a License Agreement permitting the use of the Galbreath name in the form of Exhibit I.

     Immediately prior to the Closing, the Galbreath Companies will grant to certain employees the right to receive stock in the Galbreath Companies, which rights will be assumed by the La Salle Partnerships and will be satisfied by the issuance of Units or stock of the successor corporation to the La Salle Partnerships. In the event that Units are issued, the employees will contribute those units immediately upon receipt to a new limited liability company to be formed by the Galbreath Companies prior to the Closing.

     The DEL Partnerships, the La Salle Partnerships, the Galbreath Companies, G-LLC and the Stockholders wish to enter into this Agreement setting for the terms and conditions of the foregoing transactions.

     In consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, the DEL Partnerships, the La Salle Partnerships, the Galbreath Companies, G-LLC and the Stockholders hereby agree as follows:
     1.   DEFINITIONS.
          1.1 An "Affiliate" shall have the meaning given that term under the rules and regulations promulgated pursuant to the Securities Act.
          1.2 "Amendments to the La Salle Partnership Agreements" shall mean the documents attached hereto as Exhibit B and C.
          1.3 "CERCLA" shall have the meaning given to that term in Section 3.21(a)(iv).
          1.4 "CERCLIS" shall have the meaning given to that term in Section 3.21(d).

          1.5  "Closing" shall have the meaning given to that term in Section
2.2.
          1.6 "Closing Balance Sheet" shall mean the unaudited pro forma balance sheet of the Galbreath Companies as of the Closing, attached hereto as Exhibit D.
          1.7  "Code" shall mean the Internal Revenue Code of 1986, as amended.
          1.8 "DEL-LPL" shall mean DEL-LPL Limited Partnership, a Delaware limited partnership.
          1.9 "DEL-LPMAL" shall mean DEL-LPAML Limited Partnership, a Delaware limited partnership.
          1.10  "DEL Partnerships" shall mean DEL-LPL and DEL-LPAML.
          1.11 "DEL Partnership Agreements" shall mean the Third Amended and Restated Agreements of Limited Partnership of DEL-LPL and DEL-LPAML as amended by Amendment dated January 1, 1994, Second Amendment dated November 30, 1994, and Third Amendment dated as of December 1, 1996.
          1.12 "Environmental Laws" shall have the meaning given to that term in Section 3.21(a)(iv).
          1.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
          1.14 "Exchange" shall have the meaning given to that term in Section 2.1.

        1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
        1.16 "Exchange Agreement" shall mean that certain agreement of even date herewith by and among the DEL Partnerships and Galbreath LPL Holdings LLC.
        1.17  "Excluded Liabilities" shall have the meaning given that term in
Section 6.6(c).
        1.18  "Excluded Property" shall have the meaning given that term in
Section 6.6(a).
        1.19  "Expiration Date" shall have the meaning given that term in
Section 12.
        1.20 "Galbreath California" shall mean Galbreath Company of California, Inc., a California corporation.
        1.21 "Galbreath California Common Stock" shall have the meaning set forth in Section 4.2.
        1.22 "Galbreath California Non-Voting Common Stock" shall have the meaning set forth in Section 4.2.
        1.23  "Galbreath Capital Stock" shall have the meaning set forth in
Section 4.2.
        1.24 "Galbreath Companies" shall mean Galbreath Ohio and Galbreath California.
        1.25 "Galbreath Companies' Documents" shall have the meaning given to that term in Section 7.2(d).

          1.26 "Galbreath Disclosure Schedule" shall have the meaning given to that term in Section 4.1.
          1.27 "Galbreath Financial Statements" shall have the meaning given to that term in Section 4.3.
          1.28 "Galbreath Management" shall mean the individuals listed on Exhibit F.
          1.29 "Galbreath Material Adverse Effect" shall have the meaning give to that term in Section 4.1.
          1.30 "Galbreath Ohio" shall mean The Galbreath Company, an Ohio corporation.
          1.31 "Galbreath Ohio Common Stock" shall have the meaning given to that term in Section 4.2.
          1.32 "Galbreath Ohio Non-Voting Common Stock" shall have the meaning given to that term in Section 4.2.
          1.33  "Galbreath Plans" shall have the meaning given to that term in
Section 4.18(a).
          1.34 "Galbreath Properties" shall have the meaning given to that term in Section 4.20(a).
          1.35 "Galbreath Qualified Plans" shall have the meaning given to that term in Section 4.18(b).
          1.36 "Galbreath Subsidiaries" shall have the meaning given to that term in Section 4.1.
          1.37 "La Salle Disclosure Schedule" shall have the meaning given to that term in Section 3.1.

          1.38 "La Salle Documents" shall have the meaning given to that term in Section 8.2(e).
          1.39 "La Salle Financial Statements" shall have the meaning given to that term in Section 3.3.
          1.40 "La Salle Management" shall have those persons constituting the La Salle Management Committee on the date of this Agreement. Such persons are listed on Exhibit F hereto.
          1.41 "La Salle Material Adverse Effect" shall have the meaning given to that term in Section 3.1.
          1.42  "La Salle Partnerships" shall mean LPL and LPML.
          1.43 "La Salle Partnership Agreements" shall mean the Amended and Restated Agreements of Limited Partnership of LPL and LPML, which, prior to Closing, shall be amended by the Amendments thereto, attached hereto as Exhibits B and C, respectively.
          1.44  "La Salle Plans" shall have the meaning given that term in
Section 3.16(a).
          1.45 "La Salle Properties" shall have the meaning given to that term in Section 3.21(a)(i).
          1.46 "La Salle Qualified Plans" shall have the meaning given to that term in Section 3.16(b).

          1.47 "La Salle Subsidiaries" shall have the meaning given to that term in Section 3.1.
          1.48 "Liquidity Agreement" shall mean the agreement attached hereto as Exhibit E.
          1.49 "LP-Inc." shall mean La Salle Partners Incorporated, a Maryland corporation.
          1.50 "LPL" shall mean La Salle Partners Limited Partnership, a Delaware limited partnership.
          1.51 "LPML" shall mean La Salle Partners Management Limited Partnership, a Delaware limited partnership.
          1.52 "Materials of Environmental Concern" shall have the meaning given to that term in Section 3.21(a)(iii).
          1.53 "Release" shall have the meaning given to that term in Section 3.21(a)(ii).
          1.54  "Representative" shall have the meaning given to that term in
Section 16.
          1.55  "Restructuring" shall have the meaning given to that term in
Section 6.6.
          1.56  "Securities Act" shall mean the Securities Act of 1933, as amended.
          1.57 "Transaction Documents" shall include this Agreement, the Liquidity Agreement, the License Agreement, the Registration Rights Agreement, the Exchange Agreement,
the La Salle Partnership Agreements and the Employment Agreements between the La Salle Partnerships and Lizanne Galbreath.
          1.58  "Taxes" shall have the meaning given to that term in Section
3.14.
          1.59 "Units" shall mean limited partnership units in LPL or LPML, as that case may be, as more fully described in the La Salle Limited Partnership Agreements.
     2.   THE TRANSACTION.
     Subject to the terms and conditions of this Agreement, the DEL Partnerships, the La Salle Partnerships, the Galbreath Companies, G-LLC and the Stockholders agree to effect the following transactions at the Closing:
          2.1 Contribution and Exchange. Prior to the Closing, the Stockholders will contribute to G-LLC all of the Galbreath Capital Stock held by them. At the Closing, the Stockholders will cause G-LLC to contribute all of the Galbreath Capital Stock owned by it to LPL and LPML in exchange for Units as set forth on Exhibit A (the "Exchange"). In order to effect the Exchange, (i) G-LLC will deliver to LPL and LPML, respectively, at the Closing certificates evidencing the shares of Galbreath Capital Stock owned by them, duly endorsed or accompanied by duly executed stock powers, and (ii) G-LLC shall execute the La Salle Partnership Agreements.
          2.2  Closing.
               -------
          The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of the La Salle Partnerships at 200 E. Randolph Drive, Chicago, Illinois, beginning at 10:00 a.m. Chicago time, on April 22, 1997, or at such other time and place as may be agreed upon by the La Salle Partnerships and the Stockholders.
          2.3  Closing Deliveries.
               ------------------
               (a) Documents to be Delivered by the Stockholders. At the Closing, G-LLC and the Stockholders shall deliver to the La Salle Partnerships the following documents:
                    (i) A certificate or certificates, dated the date of the Closing, in such detail as the La Salle Partnerships may reasonably request, signed by the Chief Financial Officer or the Chief Executive Officer of the Galbreath Companies certifying that the representations and warranties of the Galbreath Companies contained in Section 4 of this Agreement are true and correct in all material respects at and as of the date of the Closing, that the Galbreath Companies have performed all obligations, and complied with all covenants in all material respects required by this Agreement to be performed or complied with by them prior to the Closing, and that the Closing Balance Sheet confirms performance of the Galbreath Companies' covenant to deliver at the Closing at least $1,200,000, of stockholders' equity, cash of at least $750,000, and no liability for borrowed money (subject to the adjustments footnoted on such balance sheet).
                    (ii) Opinions, dated the date of the Closing, of Howard, Darby & Levin, and Baker & Hostetler LLP, special counsel to the Galbreath Companies and the Stockholders, in form and substance reasonably satisfactory to the La Salle Partnerships.
                    (iii) The Employment Agreement in the form of Exhibit H duly executed by LG.
                    (iv) The License Agreement in the form of Exhibit J duly executed by G-LLC.
                    (v) The certificates representing the Galbreath Capital Stock, duly endorsed for transfer.

                    (vi) Evidence reasonably satisfactory to the La Salle Partnerships of the transfer to the Galbreath Companies of the partnership interest in Galbreath Middle-Atlantic Partnership owned by Tricor, Inc., free and clear of any liens and encumbrances.
                    (vii) Evidence reasonably satisfactory to the La Salle Partnerships of the repayment or extinguishing of all outstanding debt of the Galbreath Companies.
                    (viii) The La Salle Partnership Agreements, joined in by G-LLC.
                    (ix)   The Exchange Agreement.
               (b) Documents to be Delivered by the La Salle Partnerships. At the Closing, the La Salle Partnerships shall deliver to the Representative the following documents:
                    (i) A certificate or certificates, dated the date of the Closing, in such detail as the Representative may reasonably request, signed by the Chief Operating Officer or the Chief Financial Officer of the La Salle Partnerships, certifying that the representations and warranties of the La Salle Partnerships contained in Section 3 of this Agreement are true and correct in all material respects at and as of the date of the Closing, and that the La Salle Partnerships have performed all obligations, and complied with all covenants, in all material respects required by this Agreement to be performed or complied with by them prior to the Closing.
                    (ii) An opinion, dated the date of the Closing, of Piper & Marbury L.L.P., special counsel to the La Salle Partnerships, in form and substance reasonably satisfactory to the Representative.
                    (iii)  The Amendments to the La Salle Partnership
     Agreements in the forms of Exhibits B and C duly executed as required for effectiveness.
                    (iv) The Employment Agreement in the form of Exhibit H duly executed by the La Salle Partnerships.
                    (v) The License Agreement in the form of Exhibit J duly executed by the La Salle Partnerships.

                    (vi) The Registration Rights Agreement in the form of
     Exhibit I duly executed by the DEL Partnerships, LP-Inc. and the La Salle Partnerships.

     3. REPRESENTATIONS AND WARRANTIES OF THE DEL PARTNERSHIPS AND THE LA SALLE PARTNERSHIPS.

     The DEL Partnerships and the La Salle Partnerships hereby jointly and severally represent and warrant to the Galbreath Companies and the Stockholders, as follows:

          3.1  Organization and Standing.
               -------------------------

          Each of the DEL Partnerships and the La Salle Partnerships is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full partnership power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. LaSalle Partners Incorporated ("LP-Inc.") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Copies of the charter documents and by-laws of LP-Inc. have been delivered to the Galbreath companies, and such copies are complete, correct and in full force and effect. Copies of the entire DEL Partnership Agreements and La Salle Partnership Agreements have been delivered to the Galbreath Companies, and such copies are complete and correct and in full force and effect. The DEL Partnerships together own directly or indirectly 1,246,081 Units of the outstanding partnership interests of the La Salle Partnerships. The La Salle Partnerships have delivered to the Stockholders a disclosure schedule (the "La Salle Disclosure Schedule") which sets forth a true and complete listing of all of the subsidiaries of LPL and LPML of which 50% or more of the partnership interests or capital stock is directly or indirectly owned by any of the La Salle Partnerships and any other corporation, partnership or business entity in which the La Salle Partnerships directly or indirectly own an equity investment of greater than $100,000 (collectively, the "La Salle Subsidiaries") and each subsidiary of the DEL Partnerships and indicates which La Salle Subsidiaries are wholly-owned. Except as set forth on the La Salle Disclosure Schedule, such shares of capital stock or partnership interests are validly issued, fully paid and non-assessable and are owned by the La Salle Partnerships free and clear of any claims, liens, charges or encumbrances. Except as set forth on the La Salle

Disclosure Schedule, each of the La Salle Subsidiaries is wholly-owned by the La Salle Partnerships and none of the La Salle Subsidiaries is a party to or bound by any options, calls, contracts or commitments of any character relating to any issued or unissued stock or any other equity issued or to be issued by it. Copies of the charter, by-laws and other constitutive documents of the La Salle Subsidiaries have been made available to the Galbreath Companies, and to the knowledge of La Salle Management, such copies are complete and correct and in full force and effect. Each of the La Salle Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and each has full corporate or partnership power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Except as set forth on the La Salle Disclosure Schedule, the DEL Partnerships do not own any equity interest in any entity other than the La Salle Partnerships and DEL/LaSalle Finance Company L.L.C., a Delaware limited liability company of which the DEL Partnerships own 100% of the equity interest. Except as set forth on the La Salle Disclosure Schedule, such interests are validly issued, fully paid and non-assessable and are owned by the DEL Partnerships free and clear of any claims, liens, charges or encumbrances. Each of the DEL Partnerships, the La Salle Partnerships, the La Salle Subsidiaries and LP-Inc. are duly qualified to do business and are in good standing as foreign entities in all jurisdictions where the character of their properties or the nature of their respective activities makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business or financial condition of the DEL Partnerships, the La Salle Partnerships, the La Salle Subsidiaries and LP-Inc. on a consolidated basis ("La Salle Material Adverse Effect").

          3.2  Capitalization.
               --------------

          The entire outstanding general and limited partnership interests of LPL and LPML consist of 1,648,966 Units. The La Salle Disclosure Schedule sets forth a true and complete list of the names of each holder of general and limited partnership interests of each of the DEL Partnerships and each of the La Salle Partnerships, including the number and percentage of units held by each holder. The outstanding limited partnership interests in each of the DEL Partnership and the La Salle Partnerships are referred to collectively as the "La Salle Units."

LP-Inc.'s authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share (the "LP-Inc. Common Stock"), of which __ shares are issued and outstanding. All of the La Salle Units have been duly and validly issued and are fully-paid, and free from any preemptive or similar rights. When issued to the Stockholders at Closing, the Units will be duly and validly issued and fully paid, and free from any preemptive or similar rights. Except as set forth on the La Salle Disclosure Schedule, neither the DEL Partnerships or the La Salle Partnerships are neither party to or bound by any options or calls, of any character relating to any issued or unissued La Salle Units or any other equity security issued or to be issued by them or any of the DEL Subsidiaries or the La Salle Subsidiaries.

          3.3  Financial Statements.
               --------------------

          The La Salle Partnerships have delivered to the Galbreath Companies copies of the DEL Partnerships' and La Salle Partnerships' audited consolidated financial statements for the fiscal year ended December 31, 1994, 1995 and 1996 (collectively, the "La Salle Financial Statements"). These financial statements are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such statements (except as may be stated in the explanatory notes to such statements), and present fairly the consolidated financial position and results of operations of the DEL Partnerships and the La Salle Partnerships, respectively, at the dates of such statements and for the periods covered thereby. The DEL Partnerships have delivered to the Galbreath Companies true and correct copies of the DEL Partnerships' and the La Salle Partnerships' pro forma consolidated financial statements for the fiscal year ended December 31, 1996 giving effect to the DEL Partnerships' acquisition from Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") of the limited partnership interests of the La Salle Partnerships held by ABKB and related transactions as if such transactions had occurred at the beginning of such year.

          3.4  No Undisclosed Liabilities.

          Except as and to the extent reflected or reserved against in the consolidated balance sheets included within the La Salle Financial Statements (including the explanatory notes to such statements), at the dates of such statements, the DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under generally accepted accounting principles, should be shown, disclosed or indicated in a balance sheet of the DEL Partnerships or a consolidated balance sheet of the La Salle Partnerships or explanatory notes or information supplementary thereto.

          3.5  Absence of Certain Changes, Events or Conditions.

          Since December 31, 1996, there has not been any change in the La Salle Partnerships' consolidated financial position, results of operations, assets, liabilities, net worth or business, other than changes which have not had a La Salle Material Adverse Effect. Since December 31, 1996, the La Salle Partnerships have not experienced any event or condition of any character (whether or not covered by insurance) which has caused a La Salle Material Adverse Effect.

          3.6  Litigation, Etc.

          Except as described on the La Salle Disclosure Schedule, there is no litigation, proceeding or governmental investigation pending or, to the knowledge of La Salle Management, threatened or in prospect against or relating to the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries, their respective properties or businesses, or their ability to consummate the transac-tions contemplated by this Agreement, which are not covered by insurance (subject to applicable deductibles and retainages) or which would reasonably be expected to have a La Salle Material Adverse Effect or prevent or materially delay the consummation of such transactions. Except as disclosed on the La Salle Disclosure Schedule, neither of the DEL Partnerships, the La Salle Partnerships nor any of the La Salle Subsidiaries is subject to or bound by any order of any court, regulatory commission, board or administrative body entered in any proceeding to which it is a party or of which La Salle Management has knowledge which would reasonably be expected to cause a La Salle Material Adverse Effect.

          3.7  Trademarks, Etc.

          The DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries own or possess the right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits relating to such intellectual property rights, necessary for the present and currently planned future conduct of their respective businesses. All material patents, trademarks, service marks, trade names and copyrights owned by or licensed by or to the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries, and other agreements pertaining to any of the foregoing to which the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries is a party or bound, have been identified and listed on the La Salle Disclosure Schedule. The DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries have not received any notice or allegation that, and do not have any knowledge or reason to believe that, (i) any of the items listed on such schedule is being infringed upon by others or (ii) their respective operations conflict with or infringe upon any patent, patent application, trademark, service mark, trade name or copyright of others.

          3.8  Compliance.

          To the knowledge of La Salle Management, the DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries have all licenses, permits, approvals and other authorizations, and have made all filings and registrations, that are necessary in order to enable them to conduct their businesses in all material respects. The La Salle Disclosure Schedule fairly and accurately summarizes or lists all material licenses, permits, approvals, authorizations and regulatory matters relating to the business or products of the La Salle Partnerships and the La Salle Subsidiaries. To the knowledge of La Salle Management, the DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries are in compliance in all material respects with all applicable laws, regulations and ordinances, the violation of which would have a La Salle Material Adverse Effect.

          3.9  Labor Matters.

          The La Salle Partnerships and the La Salle Subsidiaries have no collective bargaining or other agreement with or relating to their employees. Except as set forth on the La Salle Disclosure Schedule, no labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect the La Salle Partnerships, any of the La Salle Subsidiaries or any of their respective businesses or operations has occurred since December 31, 1996, or currently is pending or, to the knowledge of La Salle Partnerships' Management, threatened. The DEL Partnerships have no employees.

          3.10  No Conflict With Other Documents.

          Except as described in the La Salle Disclosure Schedule, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, default, termination, right of termination or modification of, or be in conflict with, the DEL Partnership Agreements, the La Salle Partnership Agreements or any terms of any contract, instru-ment, obligation or other document to which either of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries is a party, or any judgment, decree or order applicable to any of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries, or result in the creation of any lien, charge or encumbrance upon any of their properties or assets.

          3.11  Authority.

          The DEL Partnerships and the La Salle Partnerships have all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents. The DEL Partnerships and the La Salle Partnerships have duly authorized, executed and delivered this Agreement and the Other Transaction Documents and this Agreement and the other Transaction Documents have been duly authorized by the Board of Directors of the La Salle Partnerships, and this Agreement and the other Transaction Documents are valid, legally binding and enforceable obligations of the DEL Partnerships, the La Salle Partnerships and LP-Inc. (as to the Registration Rights Agreement only) except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws or (b) general principles of equity. The DEL Partnership Agreements and the La Salle Partnership Agree-ments have been duly executed and delivered on behalf of the partners thereto, and such agreements are valid, legally binding and enforceable obligations of the DEL Partnerships and the La Salle Partnerships, respectively, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws or (b) general principles of equity.

          3.12  Contracts.

          Except as shown on the La Salle Disclosure Schedule, neither of the DEL Partnerships, the La Salle Partnerships nor any of the La Salle Subsidiaries is a party to or subject to: (a) any employment contract with any officer, consultant, director or employee; (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (c) any lease of real or personal property with a remaining term in excess of one year or calling for yearly lease payments in excess of $100,000; (d) any agreement for the purchase, sale or other disposition of any materials, equipment, supplies or inventory in an amount in excess of $100,000 for a particular contract, except individual purchase or sales orders from suppliers having a term of less than three months incurred in the ordinary course of business; (e) any instrument creating a lien or evidencing or related to indebtedness for borrowed money; (f) any franchise, manufacturer's representative, distributorship or similar agreement;
(g) any material contract containing covenants not to enter into or consummate the transactions contemplated hereby or which will be terminated or modified by the carrying out of such transactions; (h) any agreement relating to the provision of property management, tenant representation, agency leasing or other similar services by the La Salle Partnerships or the La Salle Subsidiaries; or
(i) any other material contract or agreement not of the type covered by any of the other specific items of this section. Each of the contracts, instruments, and other documents described on the La Salle Disclosure Schedule is valid and in full force and effect, and a true and complete copy thereof has been made available to the Stockholders. The DEL Partnerships, the La Salle Partnerships and each of the La Salle Subsidiaries is not in default, or to the knowledge of La Salle Management, alleged to be in default, in any material respect under any contract, instrument, obligation or other document to which it is a party or by which it is bound, which could reasonably be expected to have a La Salle Material Adverse Effect. Except as shown on the La Salle Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not cause a default under, or provide any right of termination with respect to, any contract, instrument, obligation or other document to which any of the DEL Partnerships, the La Salle Partnerships or any of the La Salle Subsidiaries is a party or by which any of the DEL Partnerships, the La Salle Partnerships or any of the La Salle Subsidiaries is bound, which could reasonably be expected to have a La Salle Material Adverse Effect. To the knowledge of La Salle Management, no party with whom the DEL Partnerships, the La Salle Partnerships or any of the La Salle Subsidiaries has an agreement is in default thereunder in any material respect that could reasonably be expected to have a La Salle Material Adverse Effect.

          3.13  Clients.

          The La Salle Disclosure Schedule lists the 10 largest property management and tenant representation clients for the fiscal year ended December 31, 1996, which schedule also lists the amount of the net revenues of the La Salle Partnerships and the La Salle Subsidiaries applicable to each client so listed. The DEL Partnerships have no clients. Except as disclosed on the La Salle Disclosure Schedule, and except for clients with whom La Salle's relationship to date has been for specific assignments and therefore does not contemplate the rendering of ongoing services, the DEL Partnerships, the La Salle Partnerships, and the La Salle Subsidiaries have received no notice and La Salle Management has no actual knowledge that, and La Salle Management does not have actual knowledge that, any such client will not continue to do business with the La Salle Partnerships or the La Salle Subsidiaries subsequent to the closing of the transactions contemplated by this Agreement.

          3.14  Tax Matters.

          The DEL Partnerships and the La Salle Partnerships qualify for treatment under Subchapter K of the Code. Except as set forth on the La Salle Disclosure Schedule, the provisions made for Taxes on the December 31, 1996 consolidated balance sheet of the La Salle Partnerships and the La Salle Subsidiaries contained in the La Salle Financial Statements referred to in
Section 3.3 of this Agreement are sufficient for the payment of all unpaid Taxes of the La Salle Partnerships and the La Salle Subsidiaries, whether or not disputed. The federal income tax returns of the LaSalle Partnerships and the La Salle Subsidiaries have never been audited by the Internal Revenue Service. Except as set forth on the La Salle Disclosure Schedule, there are no proposed additional Taxes, interest or penalties with respect to any year examined or not yet examined. No deficiency or addition to Taxes, interest or penalties exists against the La Salle Partnerships or the La Salle Subsidiaries. The La Salle Partnerships have made available to the Galbreath Companies true and complete copies of the federal and state income tax returns of the La Salle Partnerships and the La Salle Subsidiaries for the five years ended December 31, 1995, together with true and complete copies as filed of all reports of any taxing authority relating to examinations thereof which have been delivered to the La Salle Partnerships or any La Salle Subsidiary. Except as set forth in the La Salle Disclosure Schedule, each such tax return and all other tax returns of the La Salle Partnerships and the La Salle Subsidiaries filed after December 31, 1995 were prepared in accordance with applicable law and properly reflect the liability for Taxes of the La Salle Partnerships and the La Salle Subsidiaries to the jurisdictions to which such return is made for the period covered thereby. Except as set forth on the La Salle Disclosure Schedule, neither the DEL Partnerships, the La Salle Partnerships nor any of the La Salle Subsidiaries have entered into any agreements extending the statute of limitations with respect to any Taxes.

          For purposes of this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any person or entity (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

          3.15  Title to Properties; Absence of Liens and Encumbrances, Etc.

          The DEL Partnerships, La Salle Partnerships and the La Salle Subsidiaries have good and marketable title to or a valid leasehold interest in all their properties and assets, real and personal (including those reflected in the December 31, 1996 consolidated balance sheets contained in the La Salle Financial Statements except as sold or otherwise disposed of in the ordinary course of business since the date thereof), in each case free and clear of all liens and encumbrances, except (i) liens and encumbrances reflected in such financial statements or in the notes to such financial statements or securing debt reflected as liabilities on such financial statements, (ii) liens for current taxes and assessments not in default or which are being contested in good faith, (iii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens relating to payments that are not delinquent or which are being contested in good faith and (iv) imperfections of title, easements and encumbrances, liens, rights of way, variances and other matters or limitations of any kind, if any, which would not result in a material adverse effect on the DEL Partnerships' or the La Salle Partnerships' use of the property affected. Except as set forth in the La Salle Disclosure Schedule, the DEL Partnerships have good and marketable title to the general partnership units in the La Salle Partnerships held by them, free and clear of all liens and encumbrance. Except as is not reasonably expect-ed to cause a La Salle Material Adverse Effect, neither the DEL Partnerships, the La Salle Partnerships nor any of the La Salle Subsidiaries has received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or its properties which has not been remedied. The La Salle Management has no knowledge of any threatened or impending condemnation of any properties of the La Salle Partnerships or the La Salle Subsidiaries by any governmental authority.

          3.16 Pension and Employee Benefit Plans.

               (a) Except as shown on the La Salle Disclosure Schedule, there are no plans (other than multiemployer plans as defined in Section 3(37) of ERISA) for pension, profit sharing, deferred compensation, severance pay, bonuses, or any other form of retirement or deferred benefit, or for any health, accident or other welfare benefit, including without limitation, employee benefit plans as defined in Section 3(3) of ERISA and all other material employee benefit arrangements, obligations, customs, or practices, which are sponsored or maintained by any of the La Salle Partnerships or the La Salle Subsidiaries and under which any current or former employee of the La Salle Partnerships or the La Salle Subsidiaries is entitled to any benefit or is entitled to participate (collectively the

"La Salle Plans"). The DEL Partnerships have made available to the Galbreath Companies true and complete copies of each of the La Salle Plans, all trust agreements, insurance contracts, investment management agreements and other agreements currently in effect with respect to the La Salle Plans, written descriptions of all material non-written agreements relating to the La Salle Plans (including without limitation non-written agreements with current or former employees for post-employment health or other welfare benefits), all reports regarding the La Salle plans received by the La Salle Partnerships, La Salle Subsidiaries or La Salle Management within the three years preceding the date of this Agreement from plan actuaries, administrators or consultants concerning the testing of a La Salle Plan for compliance with the qualification requirements of the Code, all notices within the three years preceding the date of this Agreement received from any governmental agency or entity regarding any La Salle Plan, all documents relating to the funding (including the latest actuarial report), termination or attempted termination of any La Salle Plan which is subject to Title IV of ERISA, and all summary plan descriptions currently in effect with respect to the La Salle Plans. Each of the La Salle Plans complies, in form and in operation, with applicable law. All required governmental filings have been made with respect to the La Salle Plans. Except as set forth on the La Salle Disclosure Schedule, the La Salle Partnerships, La Salle Subsidiaries and La Salle Management have no knowledge of any material pending investigations, proceedings or other matters concerning the La Salle Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation. There are no pending threatened claims by or disputes with any participants or former participant in the La Salle Plans, other than benefit claims by participants made in the normal course of operating the La Salle Plans. Except as set forth on the La Salle Disclosure Schedule, the La Salle Partnerships, La Salle Subsidiaries and La Salle Management have no knowledge of any facts which could give rise to any claims against the La Salle Plans or against any La Salle Partnerships, La
Salle Subsidiaries or fiduciary of any La Salle Plan other than benefit claims by participants expected in the normal course of operating the La Salle Plans and claims which would not result in a La Salle Material Adverse Effect. None of the La Salle Partnerships, La Salle Subsidiaries or, to the knowledge of the La Salle Partnerships, La Salle Subsidiaries or La Salle Management, any other fiduciary of any La Salle Plan has given notice to their fiduciary liability insurer of any claims or potential claims against them with respect to any La Salle Plan. True and correct copies of the annual reports of the La Salle Plans filed with the Department of Labor and the Internal Revenue Service for the last three years for which such reports have become due, and all audited financial statements of the La Salle Plans for the plan years ended in 1993, 1994, and 1995 have been made available to the Galbreath Companies. No "prohibited transaction" as defined in Section 406(a) and (b) of the ERISA, or as defined in Section 4975 of the Code, has occurred with respect to any La Salle Plan, except transactions exempt under Section 408 of ERISA or Section 4975(d) of the Code. Each La Salle Plan (including without limitation a plan covering retirees or beneficiaries of retirees) may be terminated or amended by the plan sponsor, in any manner and at any time, without the consent of any person covered by such plan and without any further liability for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits required under Section 4980B of the Code or Sections 601 through 608 of ERISA if paid 100% by the participant or beneficiary.

               (b) Each of the La Salle Plans which is intended to qualify under Section 401 of the Code is desig-nated on the La Salle Disclosure Schedule as being a qualified plan (the La Salle Plans so designated being hereinafter referred to as the "La Salle Qualified Plans"). Each La Salle Qualified Plan is qualified under Section 401(a) of the Code and is the subject of a currently effective determination letter from the Internal Revenue Service confirming such qualification. Any operational defect or violation that will or might disqualify a La Salle Qualified Plan can be remedied under the Internal Revenue Service Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Self-Correction without resulting in a La Salle Material Adverse Effect. True and correct copies of all currently effective determination letters from the Internal Revenue Service with respect to the La Salle Qualified Plans have been made available to the Galbreath Companies.

               (c) With respect to each La Salle Plan, none of the La Salle Partnerships or La Salle Subsidiaries has incurred any accumulated funding deficiency within the meaning of ERISA, has obtained a waiver of any minimum funding requirements imposed by ERISA or Code in respect of such La Salle Plan, has incurred any liability in connection with the termination of or withdrawal from a La Salle Plan subject to Title IV of ERISA, has otherwise incurred any liability to the Pension Benefit Guaranty Corporation in connection with any La Salle Plan (except liability under Section 4007 of ERISA), has ceased operations at any facility or has withdrawn from any La Salle Plan in a manner that would give rise to liability under Section 4062, 4063 or 4064 of ERISA, or has failed to pay all premiums due to the Pension Benefit Guaranty Corporation under Section 4007 or ERISA. No "reportable event," as such term is defined in
Section 4043 of ERISA and in regulations issued thereunder, has occurred with respect to the La Salle Plans since the effective date of ERISA, other than events with respect to which the Department of Labor has waived the requirement of 30 days' notice. During the period from January 1, 1992 to the date hereof, none of the La Salle Partnerships or the La Salle Subsidiaries has any liability with respect to any pension plan subject to Title IV of ERISA, and the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under each La Salle Plan that is a Title IV plan, calculated using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation in the event of plan termination, do not exceed the fair market value of plan assets.

               (d) None of the La Salle Partnerships or La Salle Subsidiaries is obligated to make payments to any multiemployer plan (as defined by Section 3(37) of ERISA) and none of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries is or could be deemed to be an employer with respect to any multiemployer plan for purposes of Title IV or ERISA.

               (e) None of the La Salle Partnerships or La Salle Subsidiaries has any liability (including a contingent liability) with respect to any employee benefit plan or arrangement which is not a La Salle Plan.

          3.17  Insurance.

          The La Salle Disclosure Schedule summarizes the insurance currently carried by the DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries in respect of their respective properties and operations, including, without limitation, general liability, umbrella liability, contractual liability, employers' liability, automobile liability, workers' compensation, property and casualty, business interruption and other insurance. To the knowledge of the La Salle Management, all such insurance continues to be in full force and effect, and the La Salle Partnerships and the La Salle Subsidiaries are in compliance with all requirements and provisions thereof. Neither the DEL Partnerships nor the La Salle Partnerships have any reason to believe that such insurance coverage will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid.

          3.18  No Pending Transactions.
                -----------------------

          Except contemplated by this Agreement or as disclosed on the La Salle Disclosure Schedule, none of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries is a party to or bound by or the subject of any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

          3.19  Disclosure.
                ----------

          No representation or warranty made by the DEL Partnerships or the La Salle Partnerships in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

          3.20  Transactions with Affiliates.
                ----------------------------

          Except as disclosed on the La Salle Disclosure Schedule, neither of the La Salle Partnerships nor any of the La Salle Subsidiaries is a party to any transaction

(other than the employment agreements set forth in the La Salle Disclosure Schedule or agreements on terms no less favorable to the Company than could be obtained from independent third parties) with any (i) current partner or officer of the La Salle Partnerships or any of the La Salle Subsidiaries, or (ii) any parent, spouse, child, brother or sister of any such partner or officer or (iii) any corporation or partnership of which any such partner, officer or family relation is an officer, director, partner or greater than 10% stockholder (based on percentage ownership of voting stock) or (iv) any Affiliate of any such persons or entities, including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

          3.21  Environmental Matters.

               (a) As used in this Section 3.21, the following terms shall have the meanings indicated:

                    (i) The "La Salle Properties" means any real property or facility currently or previously owned, leased or operated by the La Salle Partnerships or the La Salle Subsidiaries, directly or indirectly. The DEL Partnerships do not and have not owned, leased or operated any real property or facility.

                    (ii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Materials of Environmental Concern, including the abandonment or discarding of barrels, containers, and other receptacles containing any Materials of Environmental Concern.

                    (iii) "Materials of Environmental Concern" means any substance regulated under Environmental Laws, including but not limited to asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum and its fractions, radioactive materials, and any substance defined as solid waste, hazardous waste, hazardous substances, regulated substances, pollutants or contaminants, toxic substances, hazardous chemicals, hazardous air pollutants, toxic chemicals, hazardous materials, extremely hazardous substances, toxic waste, or terms of similar meaning under Environmental Laws.

                    (iv) "Environmental Laws" means any statute, regulation, rule, ordinance, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, the protection of the environment, natural resources or human health, including by way of example and not by way of limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Toxic Substances Control Act ("TSCA"); the Hazardous Materials Transportation Act; and the Emergency Planning and Community Right to Know Act, all as currently amended.

               (b) The La Salle Disclosure Schedule lists all material reports, audits, assessments, studies, inspections, evaluations, surveys, corrective action plans, remedial action plans, and other similar documents in the possession or control of the DEL Partnerships, the La Salle Partnerships relating to the environmental conditions of any of the La Salle Properties (as defined above).

               (c) The La Salle Disclosure Schedule lists all material agreements, judgments, orders or similar documents which obligate any of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries to indemnify third parties in connection with Materials of Environmental Concern at any property, or which obligate any of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries to investigate, assess, clean up, remediate, abate, monitor or otherwise address Materials of Environmental Concern at any property.

               (d) Except as set forth on the La Salle Disclosure Schedule or that would not reasonably be expected to have a La Salle Material Adverse Effect, none of the La Salle Properties is listed on or has been proposed for listing on the National Priorities List CERCLA, is listed on the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or, to the knowledge of La Salle Management, is listed on any state or local list of potentially contaminated properties.

               (e) Except as set forth on the La Salle Disclosure Schedule or that would not reasonably be expected to have a La Salle Material Adverse Effect, none of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries has received any request for information from any governmental entity pertaining to the environmental condition of any property, or the use, generation, trans-portation, treatment, storage, disposal or other management of Materials of Environmental Concern;

               (f) Except as set forth on the La Salle Disclosure Schedule, none of the DEL Partnerships, the La Salle Partnerships or the La Salle Subsidiaries has received notice of potential liability for environmental conditions at any of the La Salle Properties.

               (g) Except as set forth on the La Salle Disclosure Schedule or that would not reasonably be expected to have a La Salle Material Adverse Effect, no environmental approvals, clearances or consents are required under applicable law from any governmental agency or authority in order for the parties to this Agreement to consummate the transactions contemplated herein.

               (h) Except as would not have La Salle Material Adverse Effect, or as disclosed on the La Salle Disclosure Schedule,

                    (i) to the knowledge of La Salle Management, there has been no material Release at, on, under or from any of the La Salle Properties;

                    (ii) to the knowledge of La Salle Management, all underground storage tanks owned or operated by the La Salle Partnerships or the

     La Salle Subsidiaries are properly registered and meet all applicable standards for release detection, corrosion protection and spill and overfill protection;

                    (iii) there are no administrative, civil or criminal proceedings, demands, suits, complaints, citations, notices of violation or claims pending, or to the knowledge of the La Salle Management, threatened, against the La Salle Partnerships or the La Salle Subsidiaries in connection with Materials of Environmental Concern at or the environmental condition of any of the La Salle Properties; in connection with activities at, or on, any of the La Salle Properties affecting the environment, health or safety; or to the knowledge of La Salle Management, in connection with a Release at any other property.

                    (iv) The DEL Partnerships, the La Salle Partnerships and the La Salle Subsidiaries are in material compliance with Environmental Laws.

          3.22  Investment Intent.

          In connection with the transactions contemplated by this Agreement, each of the La Salle Partnerships hereby represents and warrants that:

               (a) the officers of, and advisors to, such partnership have had the opportunity to ask questions, of, and receive answers from, executive officers of the Galbreath Companies concerning the business and operations of the Galbreath Companies and the terms and conditions of this Agreement, and has had access to additional information which such officers or advisors considered necessary for evaluating an investment in the Galbreath Companies.

               (b) such partnership acknowledges that it must bear the economic risks of the shares of Galbreath Capital Stock to be contributed to such partnership under this Agreement; and

               (c) the officers of, and advisors to, such partnership have sufficient experience in financial and business matters to enable such officers and advisors to be capable of evaluating the merits and the risks of the exchange of the Galbreath Capital Stock contemplated by this Agreement and such partnership's prospective investment in the Galbreath Companies.

          4.   REPRESENTATIONS AND WARRANTIES OF THE GALBREATH COMPANIES AND G-
               LLC.

          The Galbreath Companies and G-LLC hereby jointly and severally represent and warrant to the DEL Partnerships and the La Salle Partnerships as follows:

          4.1  Organization and Standing; Subsidiaries.
               ---------------------------------------

          Galbreath Ohio is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and Galbreath California is a corporation duly organized, validly existing and in good standing under the laws of the State of California. G-LLC is a limited liability company duly organized, validly existing and good standing under the laws of the State of Delaware. Each of the Galbreath Companies and G-LLC has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Galbreath Companies have delivered to the La Salle Partnerships a disclosure schedule prior to the date hereof (the "Galbreath Disclosure Schedule"), which sets forth a true and complete listing, after giving effect to the Restructuring, of all of the Galbreath Companies' subsidiaries of which 50% or more of the capital stock is directly or indirectly owned by the Galbreath Companies and any other corporation, partnership or business entity in which the Galbreath Companies directly or indirectly own an equity investment of greater than $50,000 (collectively, the "Galbreath Subsidiaries") and indicates which Galbreath Subsidiaries are wholly-owned. Except as set forth on the Galbreath Disclosure Schedule, the Galbreath Subsidiaries' shares owned by the Galbreath Companies are validly issued, fully paid and non-assessable and are owned by the Galbreath Companies free and clear of any claims, liens, charges or encumbrances. Except as otherwise provided on the Galbreath Disclosure Schedule, each Galbreath Subsidiary is a wholly-owned subsidiary of the Galbreath Companies and none of the Galbreath Subsidiaries is a party to or bound by any options, calls, contracts or commitments of any character relating to any issued or unissued stock or any other equity security issued or to be issued by it. Copies of the charter documents and by-laws of the Galbreath Companies, G-LLC, and each of the Galbreath Subsidiaries have been delivered or made available to the La Salle Partnerships, and to the knowledge of Galbreath Management, such copies are complete and correct and in full force and effect. Each of the Galbreath Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has full corpo-rate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease.
The Galbreath Companies, G-LLC and each of the Galbreath Subsidiaries are duly qualified to do business in all jurisdictions where the character of their respective properties or the nature of their respective activities makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business or financial condition of the Galbreath Companies and any of the Galbreath Subsidiaries on a consolidated basis except that occurrences due as a result of the announcement of the execution of this Agreement or the transactions proposed to be consummated by this Agreement shall be excluded from consideration for purposes of the effect of an action or an inaction on the Galbreath Companies and the Galbreath Subsidiaries on a consolidated basis (a "Galbreath Material Adverse Effect").

          4.2  Capitalization of the Galbreath Companies.
               -----------------------------------------

          Galbreath Ohio's authorized capital stock consists of 75 shares of Class A Common Stock, without par value (the "Galbreath Ohio Capital Stock"), of which 10 shares are issued and outstanding, and 675 shares of Class B Common Stock, without par value (the "Galbreath Ohio Non-

Voting Common Stock"), of which 90 shares are issued and outstanding. Galbreath California's entire authorized capital stock consists of 100 shares of Class A Common Stock, without par value (the "Galbreath California Common Stock"), 10 shares of which are issued and outstanding, and 900 shares of Class B Common Stock, no par value (the "Galbreath California Non-Voting Common Stock"), of which 90 shares are issued and outstanding. Galbreath Ohio has granted to certain employees of Galbreath Ohio irrevocable rights to receive an aggregate of 19.7477 shares of Galbreath Ohio Non-Voting Common Stock. The Galbreath
Ohio Common Stock, the Galbreath Ohio Non-Voting Stock, the Galbreath California Common Stock and the Galbreath California Non-Voting Common Stock are referred to collectively as the "Galbreath Capital Stock". All issued and outstanding interests of G-LLC are owned by the Stockholders. All such issued and outstanding shares of Galbreath Capital Stock have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights, and are owned by the Stockholders in the amounts indicated under their respective names on Exhibit E. Each of the Stockholders has good and marketable title to the Galbreath Capital Stock owned by such Stockholder, free of any liens, restrictions or encumbrances of any kind. Other than as described above, neither the Galbreath Companies nor any of the Stockholders is a party to or bound by any options, calls, contracts or commitments of any character relating to any issued or unissued stock or any other equity security issued or to be issued by the Galbreath Companies.

          4.3  Financial Statements.
               --------------------

          The Galbreath Companies have delivered to the La Salle Partnerships copies of the Galbreath Companies' audited consolidated financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 (the "Galbreath Financial Statements"). The Galbreath Financial Statements are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the period covered by such statements (except as may be stated in the explanatory notes to such statements), and present fairly the consolidated financial position and results of operations of the Galbreath Companies at the dates of such statements and for the periods covered thereby. Attached hereto as Exhibit D is the Closing Balance Sheet, reflects stockholders' equity of at least $1,200,000, cash of at least $750,000, and no liability for borrowed money (subject to the adjustments footnoted on such balance sheet).

          4.4  No Undisclosed Liabilities.
               --------------------------

          Except as and to the extent reflected or reserved against in the consolidated balance sheets included within the Galbreath Financial Statements (including the explanatory notes to such statements), at the date of such statements, the Galbreath Companies and the Galbreath Subsidiaries had no material liabilities or obligations (whether accrued, absolute or contingent), of the character which, under generally accepted accounting principles, should be shown, disclosed or indicated in a consolidated balance sheet of the Galbreath Companies or explanatory notes or information supplementary thereto.

          4.5  Absence of Certain Changes, Events or Conditions.
               ------------------------------------------------

          Since December 31, 1996, there has not been any change in the Galbreath Companies' consolidated financial position, results of operations, assets, liabilities, net worth or business, other than changes which have not had a Galbreath Material Adverse Effect. Since December 31, 1996, the Galbreath Companies and the Galbreath Subsidiaries have not experienced any event or condition of any character (whether or not covered by insurance) which has caused a Galbreath Material Adverse Effect.

          4.6  Fixed Assets; Real Estate.
               -------------------------

          The Galbreath Companies have previously delivered the depreciation schedule for the fixed assets shown on the balance sheet included in the December 31, 1996 financial statements referred to in Section 4.3. Neither of the Galbreath Companies owns any real estate or acts as a general partner of, or owns a general partnership interest in, an entity that holds title to, or operates, real property.

          4.7  Litigation, Etc.
               ----------------

          Except as described on the Galbreath Disclosure Schedule, there is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Galbreath Management, threatened against or relating to the Galbreath Companies or the Galbreath Subsidiaries, their respective properties or businesses, or the transactions contemplated by this Agreement, which are not covered by insurance (subject to applicable deductibles and retainages) or which would reasonably be expected to have a Galbreath Material Adverse Effect or prevent or materially delay the consummation of such transactions. Except as disclosed on the Galbreath Disclosure Schedule, neither of the Galbreath Companies nor any of the Galbreath Subsidiaries is subject to or bound by any order of any court, regulatory commission, board or administrative body entered in any proceeding to which it is a party or of which Galbreath Management has knowledge which would reasonably be expected to cause a Galbreath Material Adverse Effect.

          4.8  Trademarks, Etc.
               ----------------

          The Galbreath Companies and the Galbreath Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, copyrights, licenses, franchises and permits relating to such intellectual property rights, necessary for the conduct of their respective businesses. All material trademarks, service marks, trade names and copyrights owned by or licensed by or to the Galbreath Companies or the Galbreath Subsidiaries, and other agreements pertaining to any of the foregoing to which any of the Galbreath Companies or the Galbreath Subsidiaries is a party or bound, have been identified and listed on the Galbreath Disclosure Schedule. Except as disclosed on the Galbreath Disclosure Schedule, the Galbreath Companies and the Galbreath Subsidiaries have not received any notice or allegation that, and do not have any knowledge or reason to believe that, (i) any of the items listed on such schedule is being infringed upon by others or (ii) their respective operations conflict with or in-fringe upon any patent, patent application, trademark, service mark, trade name or copyright of others.

          4.9  Compliance.
               ----------

          To the knowledge of Galbreath Management, the Galbreath Companies and the Galbreath Subsidiaries have all governmental licenses, permits, approvals and other authorizations, and have made all filings and registrations that are necessary in order to enable them to conduct their businesses in all material respects. To the knowledge of Galbreath Management, the Galbreath Disclosure Schedule fairly and accurately summarizes or lists all material licenses, permits, approvals, authorizations and regulatory matters relating to the business of the Galbreath Companies and the Galbreath Subsidiaries. The Galbreath Companies and the Galbreath Subsidiaries have complied and are in compliance in all material respects with all applicable laws, regulations and ordinances, the violation of which would have a Galbreath Material Adverse Effect.

          4.10  Labor Matters.
                -------------

          The Galbreath Companies heretofore made available to the La Salle Partnerships a copy of each collective bargaining or other agreement with or relating to the employees of the Galbreath Companies or of any of the Galbreath Subsidiaries. Except as set forth on the

Galbreath Disclosure Schedule, no labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect the Galbreath Companies, any of the Galbreath Subsidiaries or any of their respective businesses or operations has occurred since December 31, 1996, or currently is pending or, to the knowledge of the Galbreath Management, threatened.

          4.11  No Conflict With Other Documents.
                --------------------------------

          Except as described on the Galbreath Disclosure Schedule, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, default, termination, right of termination or modification of, or be in conflict with,
(a) the Galbreath Companies' charter documents or By-laws, or (b) any terms of any contract, instrument, obligation or other document to which either of the Galbreath Companies or any of the Galbreath Subsidiaries is a party, or any judgment, decree or order applicable to the Galbreath Companies or any of the Galbreath Subsidiaries, or result in the creation of any right of purchase, lien, charge or encumbrance upon any of the properties or assets of the Galbreath Companies or any of the Galbreath Subsidiaries, so as to have in the case of each of the documents referred to under (b) above, as a Galbreath Material Adverse Effect.

          4.12  Authority.
                ---------

          The execution, delivery and performance of this Agreement by the Galbreath Companies have been duly authorized and approved by the Board of Directors of the Galbreath Companies, and this Agreement is a valid, legally binding and enforceable obligation of the Galbreath Companies, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the rights and remedies of creditors generally or (ii) general principles of equity. This Agreement, the Exchange and the other transactions contemplated hereunder have been approved unanimously by the stockholders of the Galbreath Companies, and all corporate authorizations required for consummation of the transactions contemplated by this Agreement have been received and continue to be in full force and effect.

          4.13  G-LLC Authorization.
                -------------------

          Each of the Stockholders has full power and authority to enter into this Agreement and to agree to the exchange of shares of Galbreath Capital Stock for Units of the La Salle Partnerships as contemplated hereby. This

Agreement has been duly executed and delivered by each of the Stockholders and constitutes a valid and legally binding and enforceable obligation of each of the Stockholders. At the Closing, the Stockholders will transfer to the La Salle Partnerships all of the issued and outstanding Galbreath Capital Stock free and clear of all liens and encumbrances.

        4.14  Contracts.
              ---------

        Except as shown on the Galbreath Disclosure Schedule, neither the Galbreath Companies nor any of the Galbreath Subsidiaries is a party to or subject to: (a) any employment contract with any officer, consultant, director or employee; (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (c) any contract or agreement with any labor union; (d) any lease of real or personal property with a remaining term in excess of one year or calling for yearly lease payments in excess of $50,000; (e) any agreement for the purchase, sale or other disposition of any materials, equipment, supplies or inventory in an amount in excess of $50,000 for a particular contract, except individual purchase or sales orders from suppliers having a term of less than three months incurred in the ordinary course of business; (f) any instrument creating a lien or evidencing or related to indebtedness for borrowed money; (g) any agreement relating to the provision of property management, tenant representation, agency, leasing or other services by the Galbreath Companies or the Galbreath Subsidiaries or (h) any other material contract or agreement not of the type covered by any of the other specific items of this section. Each of the contracts, instruments, and other documents described on the Galbreath Disclosure Schedule is valid and in full force and effect, and a true and complete copy thereof heretofore have been made available to the La Salle Partnerships. To the knowledge of Galbreath Management, the Galbreath Companies and each of the Galbreath Subsidiaries is not in default, or alleged to be in default, in any material respect under any of the contracts, instruments, obligations or other documents to which it is a party or by which it is bound. To the knowledge of Galbreath Management, no party with whom the Galbreath Companies or any of the Galbreath Subsidiaries has an agreement is in default thereunder in any material respect.

        4.15  Clients.
              -------

        The Galbreath Disclosure Schedule lists the 10 largest clients of the Galbreath Companies and the Galbreath Subsidiaries for the fiscal year ended Decem-ber 31, 1996 which schedule also lists the amount of the net revenues of the Galbreath Companies and the Galbreath Subsidiaries applicable to each client so listed. Except as disclosed on the Galbreath Disclosure Schedule, and except for clients with whom the Galbreath Companies' relationship to date has been for specific assignments and therefore does not contemplate the rendering of ongoing services, the Galbreath Companies have received no notice that and Galbreath Management has no actual knowledge that, any such client will not continue to do business with the Galbreath Companies or the Galbreath Subsidiaries subsequent to the closing of the transactions contemplated by this Agreement.

        4.16  Tax Matters.
              -----------

        The Galbreath Companies and the Galbreath Subsidiaries have paid all material Taxes due from and payable by them prior to the date hereof and will pay, prior to the Closing, all material Taxes due from and payable by them prior to the Closing or adequate provision shall have been made for such Taxes on the Galbreath Financial Statements. The Galbreath Companies and the Galbreath Subsidiaries have filed and will, prior to the Closing, file all returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by them prior to the Closing (other than those for which extensions shall have been granted prior to Closing) relating to any Taxes will respect to any income, properties or operations of Galbreath Companies and the Galbreath Subsidiaries prior to Closing (collectively, "Returns"). Except as set forth on the Galbreath Disclosure Schedule, as of the time of filing, the Returns were prepared in accordance with applicable law and correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Galbreath Companies and the Galbreath Subsidiaries and any other information required to be shown therein. The Galbreath Companies and the Galbreath Subsidiaries have timely paid all Taxes that have been shown as due and payable on the Returns that have been filed. The Galbreath Companies have provided to the La Salle Partnerships true and complete copies of the Federal and state income tax returns of the Galbreath Companies and the Galbreath Subsidiaries for the five years ended December 31, 1995, together with true and complete copies as filed of all reports of any taxing authority relating to examinations thereof which have been delivered to the Galbreath Companies or any Galbreath Subsidiary. Except as disclosed on the Galbreath Disclosure Schedule, the Galbreath Companies and the Galbreath Subsidiaries (A) have made provision on the Galbreath Financial Statements for the period ending December 31, 1996 and March 31, 1997 for all Taxes payable for any periods that end on or before December 31, 1996 for which no Returns have yet been filed and for any periods that begin on or before March 1, 1997 and end after such date to the extent such Taxes are attributable to the portion of any period ending on March 31, 1997 and (B) have made provision on its books and records for all Taxes payable for any periods that end on or before the date of the Closing for which no Returns have then been filed and for any periods that begin on or before the date of the Closing and end after such date to the extent such Taxes are attributable to the portion of any such period ending on such date. The Galbreath Companies and the Galbreath Subsidiaries are not delinquent in the payment of any Taxes nor, other than set forth in the Galbreath Disclosure Schedule, have they requested any extension of time within which to file any Return, which Return has not since been filed. With respect to all Tax Returns of Galbreath Companies and the Galbreath Subsidiaries, the statute of limitations for the assessment of Taxes has expired with respect to all periods ending on or before January 1, 1993 (for federal and state income tax purpos-

es), and, to Galbreath Management's knowledge, there are no anticipated or pending Tax audits of any Returns of the Galbreath Companies and the Galbreath Subsidiaries. Except as set forth on the Galbreath Disclosure Schedule, no deficiency or addition to Taxes, interest or penalties exists against the Galbreath Companies and the Galbreath Subsidiaries (or any member of any affiliated or combined group of which Galbreath Companies could be liable). Except as set forth on the Galbreath Disclosure Schedule, the Galbreath Companies and the Galbreath Subsidiaries have not been granted, nor does there exist, any extension, waiver or agreement for the extension of time for the assessment or payment of any Tax by the Galbreath Companies and the Galbreath Subsidiaries. Each of the Galbreath Companies has made a valid election, accepted by the Internal Revenue Service, under Section 1362(a) of the Code to be taxed as an "S corporation" and has qualified to be treated under Section 1361 of the Code as an S corporation for Federal income tax purposes for all periods beginning May 1, 1987 through the date hereof and will be treated as an S corporation from the date hereof through the close of business on the day before the Closing. Each of the Galbreath Companies has qualified for and made corresponding elections under the tax laws of every state in which

Galbreath Companies is subject to Tax for each of such taxable years. The Galbreath Companies and the Galbreath Subsidiaries have not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code.

          4.17  Title to Properties; Absence of Liens and Encumbrances, Etc.
                ------------------------------------------------------------

          The Galbreath Companies and the Galbreath Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their properties and assets, real and personal (including those reflected in the consolidated balance sheets contained in the Galbreath Financial Statements except as sold or otherwise disposed of in the ordinary course of business since the date thereof), in each case free and clear of all liens and encumbrances, except (i) liens and encumbrances reflected in such financial statements or in the notes to such financial statements or securing debt reflected as liabilities on such financial statements, (ii) liens for current taxes and assessments not in default or which are being contested in good faith, (iii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens relating to payments that are not delinquent or which are being contested in good faith and (iv) imperfections of title, easements and encumbrances, liens, rights of way, variances and other matters or limi-tations of any kind, if any, which would not result in a material adverse effect on the Galbreath Companies' or the Galbreath Subsidiaries' use of the property affected. Except as is not reasonably expected to cause a Galbreath Material Adverse Effect, neither the Galbreath Companies nor any of the Galbreath Subsidiaries has received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or its properties which has not been remedied. The Galbreath Management has no knowledge of any threatened or impending condemnation of any properties of the Galbreath Companies or the Galbreath Subsidiaries by any governmental authority. The Galbreath Companies are the sole owners of or have the right to use all assets necessary to the conduct of their businesses as currently conducted.

          4.18  Pension and Employee Benefit Plans.

               (a) Except as shown on the Galbreath Disclosure Schedule, there are no plans (other than multiemployer plans as defined in Section 3(37) of ERISA or plans providing welfare benefits for which the Galbreath Companies or the Galbreath Subsidiaries pass on the expense or are otherwise 100% reimbursed) for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of re-tirement or deferred benefit, or for any health, accident or other welfare benefit, including, without limitation, employee benefit plans as defined in
Section 3(3) of ERISA and all other material employee benefit arrangements, obligations, customs or practices, which are sponsored or maintained by any of the Galbreath Companies or the Galbreath Subsidiaries and under which any current or former employee of the Galbreath Companies (including, without limitation, any former employee of The Galbreath Company, Inc.) or the Galbreath subsidiaries, is entitled to any benefit or is entitled to participate (collectively, the "Galbreath Plans"). The Galbreath Companies have delivered or made available to the DCL Partnerships true and complete copies of each of the Galbreath Plans, all trust agreements, insurance contracts, investment management agreements and other agreements currently in effect with respect to the Galbreath Plans, written descriptions of all material non-written agreements relating to the Galbreath Plans (including, without limitation, nonwritten agreements with current or former employees for post-employment health or other welfare benefits other than benefits for which the beneficiary pays 100% of the premium or the Galbreath Companies' cost), all reports regarding the Galbreath Plans received by the Galbreath Companies,

Galbreath Subsidiaries or Galbreath Management within the three years preceding the date of this Agreement from plan actuaries, administrators or consultants concerning the testing of a Galbreath Plan for compliance with the qualification requirements of the Code, all notices within the three years preceding the date of this Agreement received from any governmental agency or entity regarding any Galbreath Plan, all documents relating to the funding (including the latest actuarial report), termination or attempted termination of any Galbreath Plan which is subject to Title IV of ERISA, and all summary plan descriptions currently in effect with respect to the Galbreath Plans. Each of the Galbreath Plans complies, in form and in operation, with applicable law. All required governmental filings have been made with respect to the Galbreath Plans. Except as set forth on the Galbreath Disclosure Schedule, the Galbreath Companies, the Galbreath Subsidiaries and Galbreath Management have no knowledge of any material pending investigations, proceedings or other matters concerning the Galbreath Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation. There are no pending or threatened claims by or disputes with any participants or former participants in the Galbreath Plans, other than benefit claims by participants made in the normal course of operating the Galbreath Plans. Except as set forth on the Galbreath Disclosure Schedule, the Galbreath Companies, Galbreath Subsidiaries and Galbreath Management have no knowledge of any facts which could give rise to any claims against the Galbreath Plans or against any Galbreath Companies, Galbreath Subsidiaries or fiduciary of any Galbreath Plan other than benefit claims by participants expected in the normal course of operating the Galbreath Plans and claims which would not result in a Galbreath Material Adverse Effect. None of the Galbreath Companies, the Galbreath Subsidiaries or, to the knowledge of the Galbreath Companies, Galbreath Subsidiaries or Galbreath Management, any other fiduciary of any Galbreath Plan has given notice to their fiduciary liability insurer of any claims or potential claims against it with respect to any Galbreath Plan. True and correct copies of the annual reports of the Galbreath Plans filed with the Department of Labor and the Internal Revenue Service for the last three plan years for which such reports have become due, and all audited financial statements of the Galbreath Plans for the plan years ended in 1993, 1994, and 1995 previously have been made available to the DEL Participants. No "prohibited transaction" as defined in Section 406(a) and (b) of

ERISA, or as defined in Section 4975 of the Code, has occurred with respect to any Galbreath Plan, except transactions exempt under Section 408 of ERISA or
Section 4975(d) of the Code. Except with respect to certain Settlement Agreements set forth on the Galbreath Disclosure Schedule, each Galbreath Plan (including without limitation a plan covering retirees or beneficiaries of retirees) may be terminated or amended by the plan sponsor, in any manner and at any time, without the consent of any person covered by such plan and without any further liability for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits required under Section 4980B of the Code or Sections 601 through 608 of ERISA if paid 100% by the participant or beneficiary.

               (b) Each of the Galbreath Plans which is intended to qualify under Section 401 of the Code is designated on the Galbreath Disclosure Schedule as being a qualified plan (the Galbreath Plans so designated being hereinafter referred to as the "Galbreath Qualified Plans"). Each Galbreath Qualified Plan is qualified under Section 401(a) of the Code and is the subject of a currently effective determination letter from the Internal Revenue Service confirming such qualification. Any operational defect or violation that will or might disqualify a Galbreath Qualified Plan can be remedied under the Internal Revenue Service Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Self-Correction without resulting in a Galbreath Material Adverse Effect. True and correct copies of all currently effective determination letters from the Internal Revenue Service with respect to the Galbreath Qualified Plans have been made available to the DEL Partnerships.

               (c) With respect to each Galbreath Plan, none of the Galbreath Companies or the Galbreath Subsidiaries has incurred any accumulated funding deficiency within the meaning of ERISA, has obtained a waiver of any minimum funding requirements imposed by ERISA or the Code in respect of such Galbreath Plan, has incurred any liability in connection with the termination of or withdrawal from a Galbreath Plan subject to Title IV of ERISA, has otherwise incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Galbreath Plan (except liability under Section 4007 of ERISA), has ceased operations at any facility or has withdrawn from any Galbreath Plan in a manner that would give rise to liability under Section 4062, 4063 or 4064 of ERISA, or has failed to pay all premiums due to the Pension Benefit Guaranty Corpora-tion under Section 4007 or ERISA. No "reportable event," as such term is defined in Section 4043 of ERISA and in regulations issued thereunder, has occurred with respect to the Galbreath Plans since the effective date of ERISA, other than events with respect to which the Department of Labor has waived the requirement of 30 days' notice. Except as shown on the Galbreath Disclosure Schedule, none of the Galbreath Companies or Galbreath Subsidiaries has any liability with respect to any pension plan subject to Title IV of ERISA, and the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under each Galbreath Plan that is a Title IV plan, calculated using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation in the event of plan termination, do not exceed the fair market value of plan assets.

               (d) Except as disclosed in the Galbreath Disclosure Schedule, none of the Galbreath Companies or the Galbreath Subsidiaries has contributed or is or was obligated to make payments, in each case with respect to any current or former employees, to any multiemployer pension plan as defined by Section 3(37) of ERISA. The multiemployer plans listed or is required to be listed on the Galbreath Disclosure Schedule shall be referred to hereinafter as the "Multiemployer Plans." The Galbreath

Companies and Galbreath Subsidiaries have made all contributions to the Multiemployer Plans as required by law and by the applicable collective bargaining agreements. The Galbreath Companies will use their best efforts in good faith to provide to the DEL Partnerships as promptly as such information is made available by the Multi-employer Plan a schedule showing, with respect to each Multiemployer Plan, the amount of potential withdrawal liability of the Galbreath Companies or the Galbreath Subsidiaries, calculated by each Multiemployer Plan as of its last valuation date. To their knowledge and the knowledge of Galbreath Management, the Galbreath Companies and Galbreath Subsidiaries have not incurred any liability under Title IV of the ERISA as a result of any complete or partial withdrawal from the Multiemployer Plan. To the knowledge of the Galbreath Companies, Galbreath Subsidiaries and Galbreath Management, no event has occurred or circumstances exists (other than the transactions contemplated under this Agreement) that presents a risk of the occurrence of any future withdrawal form, or the termination, reorganization, or insolvency of, a Multiemployer Plan.

               (e) None of (i) the aggregate amount of liability of the Galbreath Companies and Galbreath Subsidiaries with respect to employee benefits for retired em-ployees and their beneficiaries (ii) the aggregate liability of the Galbreath Companies and Galbreath Subsidiaries with respect to any Galbreath Plan subject to Title IV of ERISA (including any liability which may be incurred in connection with the termination of such plan), will cause a Galbreath Material Adverse Effect.

               (f) None of the Galbreath Companies or Galbreath Subsidiaries has any liability (including a contingent liability) with respect to any employee benefit plan or arrangement which is not a Galbreath Plan or Multiemployer Plan except plans providing welfare benefits for which the Galbreath Companies or Galbreath Subsidiaries pass on the expense or are otherwise 100% reimbursed.

          4.19  Insurance.

          The Galbreath Disclosure Schedule summarizes the insurance currently carried by the Galbreath Companies and the Galbreath Subsidiaries in respect of their respective properties and operations, including, without limitation, general liability, umbrella liability, contractual liability, employers' liability, automobile liability, workers' compensation, property and casualty, business interruption and other insurance. To the knowledge of Galbreath Management, all such insurance continues to be in full force and effect, and the Galbreath Companies and the Galbreath

Subsidiaries are in compliance with all requirements and provisions thereof. The Galbreath Companies has no reason to believe that any such insurance coverage will not be renewed upon the expiration thereof at premiums substantially equivalent to those currently being paid.

          4.20  Environmental Matters.

               (a) As used in this Section 4.20, the "Galbreath Properties" means any real property or facility currently or previously owned, leased or operated by the Galbreath Companies or the Galbreath Subsidiaries, directly or indirectly.

               (b) The Galbreath Disclosure Schedule lists all material reports, audits, assessments, studies, inspections, evaluations, surveys, corrective action plans, remedial action plans, and other similar documents in the possession or control of the Galbreath Companies relating to the environmental conditions of any of the Galbreath Properties.

               (c) The Galbreath Disclosure Schedule lists all material agreements, judgments, orders or similar documents which obligate either of the Galbreath Companies or any of the Galbreath Subsidiaries to indemnify third parties in connection with Materials of Environmental Concern at any property, or which obligate either of the

Galbreath Companies or any of the Galbreath Subsidiaries to investigate, assess, clean up, remediate, abate, monitor or otherwise address Materials of Environmental Concern at any property.

               (d) Except as set forth on the Galbreath Disclosure Schedule or that would not reasonably be expected to have a Galbreath Material Adverse Effect, none of the Galbreath Properties is listed on or has been proposed for listing on the National Priorities List promulgated CERCLA, is listed on the CERCLIS, or, to the knowledge of Galbreath Management, is listed on any state or local list of potentially contaminated properties.

               (e) Except as set forth on the Galbreath Disclosure Schedule or that would not reasonably be expected to have a Galbreath Material Adverse Effect, neither of the Galbreath Companies nor any of the Galbreath Subsidiaries has received any request for information from any governmental entity pertaining to the environmental condition of any property, or the use, generation, transportation, treatment, storage, disposal or other management of Materials of Environmental Concern.

               (f) Except as set forth on the Galbreath Disclosure Schedule or that would not reasonably be expected to have a Galbreath Material Adverse Effect, neither of the Galbreath Companies nor any of the Galbreath Subsidiaries has received notice of potential liability for environmental conditions at any of the Galbreath Properties or with respect to any other property.

               (g) Except as set froth on the Galbreath Disclosure Schedule or that would not reasonably be expected to have a Galbreath Material Adverse Effect, to the knowledge of Galbreath Management, no environmental approvals, clearances or consents are required under applicable law from any governmental agency or authority in order for the parties to this Agreement to consummate the transactions contemplated herein.

               (h) Except as would not have a Galbreath Material Adverse Effect, or as disclosed on the Galbreath Disclosure Schedule,

                    (i) to the knowledge of Galbreath Management, there has been no material Release at, on, under or from any of the Galbreath Properties;

                    (ii) to the knowledge of Galbreath Management, all underground storage tanks owned or operated by the Galbreath Companies or the Galbreath Subsidiaries are properly registered and meet all applicable standards for release detection, corrosion protection and spill and overfill protection;

                    (iii) there are no administrative, civil or criminal proceedings, demands, suits, complaints, citations, notices of violation or claims pending, or to the knowledge of the Galbreath Management threatened, against the Galbreath Companies or the Galbreath Subsidiaries in connection with Materials of Environmental Concern at, or the environmental condition of any of the Galbreath Properties; in connection with activities at or on any of the Galbreath Properties affecting the environment, health or safety; or to the knowledge of Galbreath Management, in connection with a Release at any other property.

                    (iv) The Galbreath Companies and the Galbreath Subsidiaries are in material compliance with Environmental Laws.

          4.21  No Pending Transactions.

          Except for the transactions contemplated by this Agreement or as disclosed on the Galbreath Disclosure Schedule, neither the Galbreath Companies nor any of the Galbreath Subsidiaries is a party to or bound by or the subject of any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

          4.22  Disclosure.

          No representation or warranty made by the Galbreath Companies in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

          4.23  Transactions with Affiliates.

          Except as disclosed on the Galbreath Disclosure Schedule, neither the Galbreath Companies nor any of the Galbreath Subsidiaries is a party to any transaction (other than the employment agreements set forth in the Galbreath Disclosure Schedule or agreements on terms no less favorable to the Galbreath Companies than could be obtained from an independent third party) with any (i) current officer or director of the Galbreath Companies or any of the Galbreath Subsidiaries, (ii) any parent, spouse, child, brother or sister of any such officer or director or (iii) any corporation or partnership of which any such officer or director or any such family relation is an officer, director, part-ner or greater than 10% stockholder (based on percentage ownership of voting stock) or (iv) any Affiliate of any such persons or entities, including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

          4.24  Investment Intent.

          In connection with the transactions contemplated by this Agreement, each of the Stockholders and G-LLC hereby represents and warrants that:

               (a) such Stockholder, or such Stockholder's representative, had the opportunity to ask questions of, and receive answers from, executive officers of the La Salle Partnerships concerning the terms and conditions of this Agreement and has had access to any additional information which such Stockholder considered necessary for evaluating an investment in the Units;

               (b) such Stockholder has been advised and understands that he must bear the economic risks of the Units to be issued hereunder for an indefinite period of time because the Units are subject to the restrictions upon transfer contained in the La Salle Partnership Agreements and, therefore, may not be sold unless such sale is made in compliance with the provisions of such Agreements; and

               (c) such Stockholder, together with such Stockholder's representative, has sufficient knowledge and experience in financial and business matters to enable such Stockholder, together with such Stockholder's representative, to be capable of evaluating the merits and the risks of the exchange of the Units for the Galbreath Capital Stock contemplated by this Agreement and such Stockholders' prospective investment in the La Salle Partnerships.

          4.25  Consent to Other Matters.

          G-LLC and the Stockholders shall have consented to all of the matters set forth in the Consent of The Galbreath Companies attached hereto as Exhibit K.

          5. PRECLOSING COVENANTS OF THE DEL PARTNERSHIPS AND LA SALLE PARTNERSHIPS.

     The La Salle Partnerships covenant to the Stockholders that, except as otherwise consented to in writing by the Stockholders after the date of this Agreement and prior to Closing:

          5.1  Conduct of Business.

          With respect to each of the DEL Partnerships and the La Salle Partnerships and each of the La Salle Subsidiaries (a) its business will be conducted in the ordinary course; (b) it will use all reasonable efforts to preserve its business organization intact, to keep available the service of its officers and employees and to preserve the goodwill of clients, suppliers and others doing business with it; (c) it will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof; (d) no change shall be made in its partnership agreement, charter documents, by-laws or other constitutive documents; (e) no change shall be made in the number of limited partnership units or shares or terms of its authorized, issued or outstanding limited partnership interests or capital stock, nor shall it enter into or grant any options, calls, contracts, or commitments of any character relating to any issued or unissued limited partnership units or capital stock; (f) no dividend or other distribution or payment shall be declared or paid in respect of its limited partnership units or capital stock; and (g) no other action shall be taken that would if taken after the Closing require the consent of the Stockholders pursuant to the DEL Partnerships or the La Salle Partnership Agreements.

          5.2  Amendment of La Salle Partnership Agreements.
               --------------------------------------------

          The La Salle Partnerships will take such action as may be necessary to enter into the amendments to the La Salle Partnership Agreements set forth in Exhibits B and C.

          5.3  Information.
               -----------

          The La Salle Partnerships and the La Salle Subsidiaries will give to the Galbreath Companies and to the Galbreath Companies' officers, accountants, counsel and other representatives full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to all the properties, books, contracts, commitments and records of the La Salle Partnerships and the La Salle Subsidiaries. The La Salle Partnerships and the La Salle Subsidiaries will furnish to the Galbreath Companies during such period all such information concerning the La Salle Partnerships and the La Salle Subsidiaries and their business and properties as the Galbreath Companies may reasonably request. If requested by the Galbreath Companies, the La Salle Partnerships will use their reasonable efforts to cause to be made available to the Galbreath Companies and their accountants the work papers and other information utilized by the La Salle Partnerships' accoun-tants in the preparation of the financial statements of the La Salle Partnerships and the La Salle Subsidiaries.

          5.4  Consents.
               --------

          The DEL Partnerships and the La Salle Partnerships will take all necessary corporate or other action, and use all reasonable efforts to complete all filings and obtain all governmental and other consents and approvals, required for consummation of the transactions contemplated by this Agreement.

          5.5  Employee Matters.
               ----------------

          Through the date of the Closing, there will be no material change in the operations of the La Salle Plans or in the documents constituting or affecting the La Salle Plans.

          6.   PRECLOSING COVENANTS OF THE GALBREATH COMPANIES AND THE
               STOCKHOLDERS.

          The Galbreath Companies and the Stockholders covenant to the La Salle Partnerships that, except for the Restructuring or as otherwise set forth in the Galbreath Disclosure Schedule or as otherwise consented to in writing by the La Salle Partnerships after the date of this Agreement and prior to Closing:

          6.1  Conduct of Business.
               -------------------

          With respect to each of the Galbreath Companies and each of the Galbreath Subsidiaries except for actions taken to effect the Restructuring, (a) its business will be conducted in the ordinary course; (b) except as may be otherwise required by applicable law or regulation, it will not enter into, adopt or amend any employee pension, profit-sharing, retirement, insurance, incentive compensation, severance or similar plan, agreement or arrangement, enter into or amend any employment contracts, or increase the salaries or compensation of its executive officers or, other than ordinary increases in salaries in accordance with past practices, of other employees; (c) it shall not incur any liability for borrowed money, encumber any of its assets or enter into any agreements relating to the incurrence of additional debt; (d) it will use all reasonable efforts to preserve its business organization intact, to keep available the service of its officers and employees and to preserve the goodwill of clients, suppliers and others doing business with it; (e) it will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof; (f) it will not enter into or amend any contract or agreement with any labor union or any lease of real estate or personal property other than leases entered into or amended in the ordinary course of business in a manner consistent with past practices calling for yearly lease payments not in excess of $50,000; (g) it will not enter into any agreement for the purchase, sale or other disposition, or purchase, sell or dispose of, any equipment, supplies, inventory, investments or other assets other than in the ordinary course of business in a manner consistent with past practice; (h) unless approved by the La Salle Partnerships in writing, it will not enter into any agreement that commits either of the Galbreath Companies or the Galbreath Subsidiaries to any further financial or performance obligations unless such agreement is terminable without penalty on notice of 90 days or less; (i) it will not compromise or write off any material account receivable other than by collection of the full recorded amount thereof other than in the ordinary course of business in a manner consistent with past practice; (j) no change shall be made in its charter documents or by-laws; (k) no change shall be made in the number of shares or terms of its authorized, issued or outstanding capital stock, nor shall it enter into or grant any options, calls, contracts or commitments of any character relating to any issued or unissued capital stock; and (l) no dividend or other distribution or payments shall be declared or paid in respect of its capital stock, except for any distributions or assignments necessary to effect the Restructuring.

          6.2  Information.
               -----------

          The Galbreath Companies and the Galbreath Subsidiaries will give to the La Salle Partnerships and to the La Salle Partnerships' officers, accountants, counsel and other representatives full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to all the properties, books, contracts, commitments and records of the Galbreath Companies and the Galbreath Subsidiaries. The Galbreath Companies and the Galbreath Subsidiaries will furnish to the La Salle Partnerships during such period all such information concerning the Galbreath Companies and the Galbreath Subsidiaries and their business and properties as the La Salle Partnerships may reasonably request. If requested by the La Salle Partnerships, the Galbreath Companies will use their reasonable efforts to cause to be made available to the La Salle Partnerships and the La Salle Partnerships' accountants the work papers and other information utilized by the Galbreath Companies' accountants in the preparation of the financial statements of the Galbreath Companies and the Galbreath Subsidiaries.

          6.3  Consents.
               --------

          The Galbreath Companies and the Stockholders agree to take all necessary corporate or other action and to use their all reasonable efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement.

          6.4  Corporate Transactions.
               ----------------------

          From the date of this Agreement until April 28, 1997, neither the Galbreath Companies nor any of the Stockholders will seek the affiliation of the Galbreath Companies with any entity other than the La Salle Partnerships and neither will negotiate or entertain any offer with respect to the sale of part or all of the Galbreath Capital Stock or substantially all of the Galbreath Companies' assets. Neither the Galbreath Companies nor any of the Stockholders will, nor will the Galbreath Companies or any of the Stockholders permit any Galbreath Subsidiary to, nor will the Galbreath Companies or any of the Stockholders authorize or permit any officer, director or employee of the Galbreath Companies to, or authorize any investment banker, attorney, accountant or other representative re-tained by the Galbreath Companies or any of the Galbreath Subsidiaries or Stockholders to, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal that is reasonably expected may lead to the acquisition of part or all of the Galbreath Capital Stock or substantially all of its assets by any person other than the La Salle Partnerships.

          6.5  Employee Matters.
               ----------------

               (a) Through the date of the Closing, there will be no material change in the operations of the Galbreath Plans or in the documents constituting or affecting the Galbreath Plans.

               (b) Prior to the Closing, the Galbreath Companies and Galbreath Subsidiaries will make available to the La Salle Partnerships, La Salle Subsidiaries and their agents, employees, accountants and other representatives, upon their reasonable request, such actuarial, payroll, financial, personnel and related information as necessary or appropriate for the purpose of preparing for the administration of the Galbreath Plans, the La Salle Plans and the payroll records after the Closing with respect to employees affected by the transactions contemplated hereunder.

          6.6  Restructuring.
               -------------

               (a) On or prior to the Closing Date, the Stockholders shall cause the Galbreath Companies to sell, assign or otherwise convey (the
"Restructuring"), to an entity controlled by the Stockholders, all of the Galbreath Companies' right, title and interest in and to the following assets (and all obligations and liabilities relating to such assets):

                  (i) cash, in an amount that will leave at least the amount of case shown on the Closing Balance Sheet,

                 (ii) 10% partnership interest in Colonial Village Center Associates, General Partnership,

                (iii) New York's tenant representation business (including, among other things, all contracts, agreements and accounts receivable primarily relating to such business),

                 (iv) capital stock in Galbreath Asset Advisors, Inc.,

                  (v) capital stock in DWA Fed Oak Inc.,

                 (vi) 16% partnership interest in Galbreath Denver L.P.,

                    (vii) 99% partnership interest in Galbreath Columbus Circle Development Associates L.P.,

                    (viii) capital stock of Galbreath Columbus Circle Development Corp.,

                    (ix)   the Galbreath name,

                    (x) any carried interest in any property received in connection with any properties owned or developed by Alliance Commercial Properties, Ltd., pursuant to the co-investment agreement,

                    (xi)   any carried interest in the One Christina property,

                    (xii) the Co-investment Agreement, dated December 23, 1995, among Galbreath-Ohio, Richard W. Stone, William Hoeg and the entity being formed by Messrs. Stone and Hoeg,

                    (xiii) any carried interest in the Page Mill property,

                    (xiv) Indemnity and Contribution Agreement, dated as of April 22, 1997, among the Galbreath Companies, the Stockholders, E. Gerry Dudley, Jack R. Norris and Daniel M. Sliger, and

                    (xv) certain other assets and liabilities necessary to effect the distributions to G-LLC as set forth on the Closing Balance Sheet, including without limitation, those assets and liabilities set forth on Section 6.6 of the Galbreath Disclosure Schedule (together with (i) -
     (xiv) above, the "Excluded Property").

               (b) In the event that an assignment in connection with the Restructuring of any right, title or interest in, to or under any contract, license, lease or other agreement or any claim or right to any benefit arising thereunder or resulting therefrom, without the consent of a third party thereto, would constitute a breach thereof, or in any way adversely affect the rights of the Galbreath Company or the Stockholders thereunder, and such consent is not obtained, then this Agreement shall not constitute an agreement to assign such contract, license, lease or other agreement and in such event, the Stockholders and the La Salle Partnerships shall cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which the Stockholders would, to the extent possible, obtain the benefits and assume the obligations with respect to such asset, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Stockholders, or under which the La Salle Partnerships would or would cause the Galbreath Company to enforce for the benefit of the Stockholders, with the Stockholders assuming the La Salle Partnerships' or the Galbreath Company's obligations, any and all rights of La Salle Partnerships or the Galbreath Company against a third party thereto. The La Salle Partnerships shall or shall cause the Galbreath Company to, without further considerations therefor, pay and remit to the Stockholders promptly all monies, right and other considerations received in respect of the Stockholders' performance of such obligations. If and when any such consent shall be obtained or such contract, license, lease or other agreement shall otherwise become assignable, the La Salle Partnerships shall or shall cause the Galbreath Company to promptly assign all of its rights and obligations thereunder to the Stockholders (or to their designee) without payment of further consideration and the Stockholders shall, without the payment of any further consideration therefor, assume such rights and obligations and La Salle Partnerships shall be relieved of any and all liability hereunder. The Stockholders and the La Salle Partnerships agree to use their reasonable best efforts to obtain the consent of such other party to the assignment of any of the Excluded Property to the Stockholders in all cases in which such consent is or may be required for such assignment.

               (c) Prior to the Closing, the Stockholders shall assume, remove, extinguish or cause to be assumed, removed or extinguished all obligations and liabilities of the Company including those arising out of the Excluded Property (the "Excluded Liabilities"). After the Closing, all Excluded Liabilities shall be liabilities of the Stockholders.

               (d) The Stockholders shall cause the consolidated stockholders' equity of the Galbreath Companies at the Closing to be not less than $1,200,000, and shall leave at least $750,000 in cash, and no liabilities for borrowed money, in the Galbreath Companies (subject to the adjustments footnoted on the Closing Balance Sheet).

          7.   CONDITIONS TO THE LA SALLE PARTNERSHIPS' OBLIGATIONS.

     Unless waived by the La Salle Partnerships in writing in their sole discretion, all obligations of the La Salle Partnerships under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          7.1  Representations, Warranties and Covenants.

          The representations and warranties of the Stockholders contained in
Section 4 of this Agreement shall be true at and as of the date of the Closing, shall be deemed made again at and as of such date and be true as so made again; the Galbreath Companies and the Stockholders shall have performed all obligations or complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing, and the La Salle Partnerships shall have received from the Galbreath Companies and the Stockholders a certificate or certificates in such reasonable detail as the La Salle Partnerships may reasonably request, signed by the Chief Operating Officer or Chief Executive Officer of the Galbreath Companies and by the Representatives on behalf of the Stockholders and dated the date of Closing, to the foregoing effect. The Galbreath Companies, G-LLC and the Stockholders shall have made the closing deliveries set forth in Section 2.3(a).

          7.2  Binding Court Order.

          There shall not be in effect any binding court order against the Galbreath Companies, G-LLC, the DEL Partnerships, the La Salle Partnerships, or their respective officers or directors, or any of the Stockholders, which restrains or prohibits any of the transactions contemplated by this Agreement.

          8. CONDITIONS TO THE GALBREATH COMPANIES', G-LLC'S AND THE STOCKHOLDERS' OBLIGATIONS.

     Unless waived by the Galbreath Companies in writing in its sole discretion, all obligations of the Galbreath Companies, G-LLC and the Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          8.1  Representations, Warranties and Covenants.

          The representations and warranties of the La Salle Partnerships contained in Section 3 of this Agreement shall be true at and as of the date of the Closing, shall be deemed made again at and as of such date and be true as so made again; the La Salle Partnerships shall have performed all obligations or complied with in all materials respects all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and the Galbreath Companies and the Stockholders shall have received from the La Salle Partnerships a certificate or certificates in such reasonable detail as the Galbreath Companies may reasonably request, signed by the Chief Operating Officer or Chief Financial Officer of the La Salle Partnerships and dated the date of Closing, to the

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

foregoing effect. The DEL Partnerships and the La Salle Partnerships shall have made the closing deliveries set forth in Section 2.3(b).

          8.2  No Binding Court Order.

          There shall not be in effect any binding court order against the Galbreath Companies, G-LLC, the DEL Partnerships, the La Salle Partnerships, or their respective officers or directors, or any of the Stockholders, which restrains or prohibits any of the transactions contemplated by this Agreement.

          9.   POST-CLOSING COVENANTS.

          9.1  Tax Matters.

               (a) The DEL Partnerships and the La Salle Partnerships shall be responsible for all transfer, excise, stamp, sale, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the Galbreath Capital stock by G-LLC to the La Salle Partnerships.

               (b) The Stockholders shall cause the Galbreath Companies, G-LLC and the Galbreath Subsidiaries to file when due all Returns that are required to be filed by the Galbreath Companies, G-LLC and the Galbreath Subsidiaries for taxable years or periods ending on or before the Closing, and the La Salle Partnerships shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to the Galbreath Companies, G-LLC and the Galbreath Subsidiaries.

               (c) (i) Notwithstanding any other provision of this Agreement, including, without limitation, Section 10.3, the Stockholders shall be liable for and shall indemnify the La Salle Partnerships, the La Salle Subsidiaries and each of their respective Affiliates for (A) any loss or damage resulting from any misrepresentation made in Section 4.16, (B) Taxes of the Galbreath Companies, G-LLC and the Galbreath Subsidiaries for any taxable years or periods that end on or before the Closing and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of such taxable years ending on and including the Closing, including any taxes that become payable by reason of the conversion of the Galbreath Companies from S corporations to C corporations, and (C) all claims, actions, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses of any nature related to the foregoing.

                    (ii) For purposes of subparagraph (i) above, whenever it is necessary to determine the liability for Taxes of the Galbreath Companies, G-LLC and the Galbreath Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing, shall be determined using the closing of books method described in Section 1362(e)(1) of the Code.

                    (iii) Except as set forth in Section 4.16 and in Section 12, the indemnification obligations set forth in subparagraph (i) above shall not be limited in any way and shall survive the Closing under this Agreement. In making a claim for indemnification hereunder, the La Salle Partnerships, the La Salle Partnership, the La Salle Subsidiaries and the Stockholders shall follow the procedures set forth in Section 10.4.

          9.2  Interest in Mapley.

          The parties agree that after the Closing, any property, payment, proceeds, etc. received by Galbreath-Ohio in connection with its residual carried interest in the Mapley project pursuant to which Galbreath-Ohio, together with a consortium, submitted a bid to provide ser-viced accommodation for the Social Security Prime Project in the United Kingdom, such property shall be distributed as follows:

               (a) fifteen percent (15%) to Galbreath-Ohio's partner in the Mapley project, Andy Simon; and

               (b)  the remainder in equal portions to Galbreath-Ohio and G-LLC.

          9.3  Management Committee; Board of Directors.

          So long as G-LLC owns directly or indirectly at least 10% of the total outstanding shares of LP-Inc. Common Stock or 5% of the total outstanding Units, G-LLC shall have the right to appoint one member of the DEL Partnerships' and La Salle Partnerships' Management Committee and Board of Directors. G-LLC initially appoints LG to these positions.

          The LaSalle Partnerships shall be responsible for the withholding tax liability of The Galbreath Company in connection with the granting of rights to certain employees to receive stock in The Galbreath Company. The liability of The La Salle Partnership with respect to this liability is limited to $1 million.

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

          10.  INDEMNIFICATION.

          10.1  Indemnification by the DEL Partnership and La Salle
Partnerships.

          Each of the DEL Partnerships and the La Salle Partnerships hereby jointly and severally covenants and agrees to indemnify and hold harmless the Stockholders and their respective successors and assigns at all times from and after the date of Closing against and in respect of the following:

               (a) (i) any damage or loss resulting from any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of the DEL Partnerships or the La Salle Partnerships under this Agreement, (ii) any damage or loss resulting from any breach of the representations and warranties of the DEL Partnerships or the La Salle Partnerships set forth in Section 3.14, (iii) any damage or loss resulting from undisclosed liabilities of the DEL Partnerships or the La Salle Partnerships of which La Salle Management had actual knowledge arising from operations prior to Closing, and (iv) any damage or loss resulting from fraud or intentional misrepresentation on the part of the DEL Partnerships or the La Salle Partnerships.

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

               (b) all claims, actions, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.1.

          10.2  Indemnification by the Stockholders.

          In consideration of the La Salle Partnerships effecting the Exchange, each of the Stockholders and G-LLC hereby severally and not jointly covenants and agrees to indemnify and hold harmless the DEL Partnerships, La Salle Partnerships, the Galbreath Companies and each of their respective successors and assigns, at all times from and after the date of Closing against and in respect of the following:

               (a) (i) any damage or loss resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Galbreath Companies or G-LLC under this Agreement, (ii) any damage or loss resulting from undisclosed liabilities of the Galbreath Companies of which Galbreath Management had actual knowledge arising from operations prior to Closing, (iii) any damage or loss resulting from the litigation entitled National City Bank N.A. vs. The Galbreath Company, Kudatzky vs. The Galbreath Company, and the claim made against the Galbreath Companies by Wegco referred to in

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

item 2 of Schedule 4.8 of the Galbreath Disclosure Schedule, (iv) any damage or loss arising out of the purchase of the La Salle Partnership of the stock of Tricor, Inc., and (v) any damage or loss resulting from fraud or intentional misrepresentation on the part of the Galbreath Companies.

               (b) all claims, actions, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.2.

          10.3  Limitations on Indemnification.

               (a) The following limitations shall apply to indemnification by the La Salle Partnerships, the DEL Partnerships, G-LLC and Stockholders under this Section 10:

                    (i) Except as set forth in Section 9.1(c)(i), indemnification under the provisions of this Section 10 shall be the parties' exclusive remedy for any and all breaches of this Agreement.

                    (ii) Indemnification under this Section 10 shall be limited to the actual dollar amount of damages and shall not be determined on the basis of a multiple of loss of revenue or earnings.

                    (iii) The aggregate damages payable by either the Stockholders as a group or the DEL Partnerships and the La Salle Partnerships as a group under this Section 10 shall be limited to 30% of the value of the Units issued on the Exchange, except that such limit shall not be applicable to claims arising under Section 9.1(b), 10.1(a)(ii)-(iv),
     Section 10.2(a)(ii), (iii), (iv) or (v).

               (b) Any and all indemnification obligations under this Section 10 may be satisfied by payment in the form of Units or capital stock of the corporate successor to the La Salle Partnerships.

          10.4  Notice and Defense.

          The parties seeking indemnification (the "Indemnified Parties") shall notify the other parties (the "Indemnifying Parties") of any such asserted liability, damage, loss or expense claimed to give rise to indemnification hereunder. Thereafter, the Indemnifying Parties shall have, at their election, the right to compromise or defend any such matter at their sole cost and expense through counsel chosen by the Indemnifying Parties and approved by the Indemnified Parties; provided, however, that any such compromise or defense shall be conducted in a manner which is reasonable and not contrary to the interests of the Indemnified Parties and the Indemnified Parties shall in all events have a right to veto any such compromise or defense which is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnified Parties or any of its Affiliates or increase the potential liability of, or create a new liability for, the Indemnified Parties or any of its Affiliates, and provided further, that the Indemnifying Parties shall in all events indemnify the Indemnified Parties and its Affiliates against any damage resulting from the manner in which such matter is compromised or defended, including any failure to pay any such claim while such litigation is pending. In the event that the Indemnifying Parties do so undertake to compromise and defend, the Indemnifying Parties shall notify the Indemnified Parties of their intention to do so. Each party agrees in all cases to cooperate with the defending party and its or his counsel in the compromise of or defending of any such liabilities or claims. In addition, the non-defending party shall at all times be entitled to monitor such defense through the appointment, at their own cost and expense, of advisory counsel of their own choosing. In connection with any proceeding under this Section 10, the DEL Partnerships, the

La Salle Partnerships, G-LLC and the Stockholders shall each be obligated to appoint a representative to act on their behalves in connection with any discussions or other interaction with each other. Each party in all events shall be entitled to deal solely with the representative so appointed. If no such representative is appointed and one party receives conflicting demands or notices from the other, the receiving party shall be entitled to conduct its own defense of any asserted liability, damage, cost and expense and to seek reimbursement and indemnity from the other party as provided herein.

          10.5  Insurance.

          The amount of any damage or loss suffered by an Indemnified Party shall be reduced by any third party insurance or other indemnification benefits which such party or its representatives receive in respect of or as a result of such damage or loss (net of any costs and expenses incurred in connection with obtaining such benefits). If any damage or loss for which indemnification has been paid hereunder is subsequently reduced by any third party insurance payment or other indemnification recovery from a third party, the amount of the reduction shall be remitted to the Indemnified Party as appropriate (net of any costs

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

and expenses incurred in connection with obtaining such benefits).

     11.  PUBLIC ANNOUNCEMENTS.

          The DEL Partnerships and the La Salle Partnerships on the one hand, and the Galbreath Companies and the Stockholders, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation. Prior to Closing, neither the DEL Partnerships and the La Salle Partnerships, on the one hand, nor the Galbreath Companies and the Stockholders, on the other hand, shall issue any such press release or make any such public statement without the other's prior consent.

     12.  SURVIVAL; NO RIGHT OF CONTRIBUTION POST CLOSING.

          The representations, warranties and agreements made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith, including the indemnification obligations set forth in
Section 10 hereof, shall survive the Closing under this Agreement, until the date of issuance of the audited 1997 financial statements of the La Salle Partnerships or any successors or entities thereto (which shall not be later than March 31, 1998 (the "Expiration Date)); provided, however, that this Section 12 shall not apply to (a) any claim for indemnification of which notice is given under Section 10.4 prior to the Expiration Date; and (b) Sections 9, 11, 12, 13, 14, 15, 16, 17 and the last sentence of Section 20, which provisions shall survive forever. The representations and warranties contained in Section 4.16 shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein, and if no statute of limitations exists, forever thereafter. Following the Closing, G-LLC and the Stockholders shall have no right of contribution or similar action against the Galbreath Companies for any claim arising under, or in connection with, this Agreement.

     13.  BROKERS AND ADVISORS.

          Except for William Blair & Company, which has acted as financial advisor to the La Salle Partnerships in connection with the transactions contemplated by this Agreement, and except for E&Y Kenneth Leventhal, which has acted as financial advisor to the Galbreath Companies and the Stockholders in connection with the transaction contem-plated by this Agreement, the La Salle Partnerships on the one hand, the Galbreath Companies and each of the Stockholders, on the other hand, represent and warrant to each other that the transactions contemplated by this Agreement have been negotiated directly between them and their respective counsel, without the intervention of any person as a result of any action by them in such a manner as to give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment, and each agrees to indemnify the opposite party against any such liability arising from or through it.

     14.  EXPENSES; DAMAGES.

          Pending the Closing, each party to this Agreement shall pay all of its respective expenses relating to the transactions contemplated by this Agreement, including fees and disbursements of its counsel, accountants, investment bankers, and financial advisors; provided that: (a) any consulting, brokerage or investment banking fees, including fees payable to E&Y Kenneth Leventhal, whether by the Galbreath Companies, G-LLC or the Stockholders, shall be expenses of, and paid by, the Stockholders.

               (b) In the event the DEL Partnerships or the La Salle Partnerships materially breach this Agreement, prior to Closing, the DEL Partnerships or the La Salle Partnerships, as applicable, shall pay to the Stockholders within five days of such termination or breach $2,000,000 as minimum damages.

               (c) In the event the Stockholders materially breach their obligations under this Agreement prior to Closing, the Galbreath Companies shall pay to the La Salle Partnerships within five days of such breach $2,000,000 as minimum damages.

               (d) Nothing in this Section 14 shall be deemed a payment of liquidated damages or an election of remedies, and either party may seek from the other actual damages from the other.

     15.  NOTICES.

          All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and

               (a)  if to the La Salle Partnerships, shall be addressed to:

               La Salle Partners Limited
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Attention:  William E. Sullivan,
                           Executive Vice President
                           and Chief Financial Officer
               Facsimile: (312) 228-0980

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

               with a copy to:

               Robert K. Hagan
               Hagan & Associates
               Suite 4322
               200 E. Randolph Drive
               Chicago, Illinois 60601
               Facsimile: (312) 782-4339

               (b)  if to the Galbreath Companies, shall be addressed to:

               The Galbreath Company
               437 Madison Avenue, 38th Floor
               New York, New York 10022
               Attention:  Lizanne Galbreath, Chairman
                           and Chief Executive Officer
               Facsimile: (212) 843-0034

               with a copy to

               Scott F. Smith
               Howard, Darby & Levin
               1330 Avenue of the Americas
               New York, New York 10019
               Facsimile: (212)  841-1010

and if to the Stockholders, shall be through a single notice addressed to Lizanne Galbreath at the above address. All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, delivery personally, or sent by confirmed facsimile transmission, and shall be sufficient and effective when received at the address so specified.
Any party may change the address at which it is to receive notice by like written notice to the other.

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

     16.  REPRESENTATIVE.

               (a) By execution and delivery of this Agreement, each of the Stockholders hereby appoints and designates Lizanne Galbreath as his or her representative (the "Representative") to act on behalf of each such Stockholder in connection with the transactions contemplated by this Agreement and hereby designates and appoints the Representative as attorney-in-fact to take such actions and execute such documents on behalf of each such Stockholder as may be required hereunder, including, without limitation, the following:

                    (i) any amendment or modification to or waiver of this Agreement as may be necessary or appropriate in the view of the Representative, other than any amendment or modification decreasing the amount or changing the form of the consideration to be received by such Stockholders;

                    (ii) any and all documents required to be executed and delivered by such Stockholders pursuant to this Agreement in order to effect the transactions contemplated by this Agreement, including any required endorsement of stock certificates;

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

                    (iii) receive and provide receipt for all payments required to be made to the Stockholders under this Agreement and distribute such payments as appropriate to the Stockholders; and

                    (iv) any and all actions required to be taken by such Stockholders in connection with any claim for indemnity pursuant to the provisions of Section 9, 10 or 11 of this Agreement or any other claim made by the La Salle Partnerships pursuant to the provisions of this Agreement.

               (b) It is acknowledged by the Stockholders appointing the Representative that the designation of the Representative as attorney-in-fact is coupled with an interest and is therefore irrevocable and binding upon such Stockholders notwithstanding the death, incapacity or dissolution of any such Stockholder. If any such event shall occur prior to the completion of the transactions contemplated by this Agreement, the Representative is, nevertheless, to the extent that he is legally able to do so, authorized and directed to complete all transactions and act pursuant to this authority as if such event had not occurred. The La Salle Partnerships are entitled to deal solely with the Representative in connection with this Agreement and are entitled to rely upon the provisions hereof and the authority granted to the Representative to act on behalf of the Stockholders named herein.

     17.  CONSENT TO JURISDICTION AND SERVICE.

          The DEL Partnerships, the La Salle Partnerships, LP-Inc., the Galbreath Companies, G-LLC and the Stockholders each irrevocably agree and consent to the non-exclusive personal jurisdiction of the courts of Delaware and the courts of the United States of America located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or related to this Agreement. The Galbreath Companies, G-LLC and the Stockholders each hereby appoint Lizanne Galbreath as their authorized agent upon which process may be served in any such action, suit or proceeding. Each party will take at its expense any and all action, including the filing of any and all documents and instruments, that may be necessary to establish and continue such appointment in full force and effect. Service of process on the authorized agent and written notice of such service to such party in the manner and to the address shown in
Section 15 shall be deemed in every respect effective service of process upon such party.

          The DEL Partnerships, the La Salle Partnerships, LP-Inc., the Galbreath Companies, G-LLC and the Stockholders each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue as provided in this Section, and further irrevocably waives any claim that any action, suit, proceeding, controversy or claim brought in accordance with this Section was brought in an inconvenient forum.

     18.  TERMINATION.

          The parties, by mutual written consent, may terminate this Agreement at any time prior to the Closing and, unless otherwise specifically provided in such consent, any such termination shall be without liability on the part of any party hereto.

     19.  ENTIRE AGREEMENT.

          This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. Except for the Confidentiality Agreement by and between The Galbreath Company and La Salle Partners Limited dated January 24, 1997, and the non-solicitation letter agreement dated March 24, 1997, both of which shall remain in full force and effect, this Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

     20.  GENERAL.

          The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon person other than the parties hereto. This Agreement may not be assigned by any party hereto. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

          IN WITNESS WHEREOF, the DEL Partnerships, the La Salle Partnerships, the Galbreath Companies, G-LLC and the Stockholders have caused this Agreement to be duly executed and their respective seals to be hereunto affixed as of the date first above written.


WITNESS:                               DEL-LPL LIMITED PARTNERSHIP


_____________________________          By: /s/ Robert C. Spoerri   (SEAL)
                                           ------------------------

WITNESS:                               DEL-LPAML


_____________________________          By: /s/ Charles K. Esler    (SEAL)
                                           ------------------------

WITNESS:                               LA SALLE PARTNERS LIMITED
                                         PARTNERSHIP


_____________________________          By: /s/ William E. Sullivan (SEAL)
                                           ------------------------

WITNESS:                               LA SALLE PARTNERS MANAGEMENT
                                         LIMITED PARTNERSHIP


_____________________________          By: /s/ Charles K. Esler    (SEAL)
                                           ------------------------

ATTEST:                                THE GALBREATH COMPANY


_____________________________          By: /s/ Lizanne Galbreath   (SEAL)
                                           ------------------------


[Corporate Seal]


ATTEST:                                THE GALBREATH COMPANY OF
                                         CALIFORNIA, INC.

_____________________________          By: /s/ Lizanne Galbreath   (SEAL)
                                           ------------------------

ATTEST:                                GALBREATH HOLDINGS LLC


_____________________________          By: /s/ Lizanne Galbreath        (SEAL)
                                           -----------------------------

[Corporate Seal]


WITNESS:                               STOCKHOLDERS


_____________________________          /s/ Lizanne Galbreath Megrue     (SEAL)
                                       ---------------------------------
                                       Lizanne Galbreath Megrue, as trustee
                                       for the separate trust for the
                                       benefit of Lizanne Galbreath Megrue,
                                       John W. Galbreath, III and Laurie
                                       Galbreath Nichols under the
                                       Irrevocable Trust created by Daniel
                                       M. Galbreath on April 12, 1995.


_____________________________          /s/ Lizanne Galbreath            (SEAL)
                                       ---------------------------------
                                       Lizanne Galbreath


                                       /s/ Lizanne Galbreath
_____________________________          Attorney In Fact For             (SEAL)
                                       ---------------------------------
                                       Laurie Galbreath Nichols


                                       /s/ Lizanne Galbreath
_____________________________          Attorney In Fact For             (SEAL)
                                       ---------------------------------
                                       John W. Galbreath, III